SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

ADAPTEC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Our 2009 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Wednesday, March 31, 2010 at 1:00 p.m., local time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1. The election of five directors to our Board of Directors, each to serve until our 2010 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors:

Jon S. Castor	Jack L. Howard	John Mutch
John J. Quicke	Lawrence J. Ruisi

2. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

3. The transaction of any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on February 22, 2010 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

By Order of the Board of Directors,

Mary L. Dotz

Vice President, Chief Financial

Officer and Corporate Secretary

Milpitas, California

March 17, 2010

Whether or not you plan to attend the Annual Meeting, please cast your vote online, by telephone or by completing, dating, signing and promptly returning the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

ADAPTEC, INC.

691 South Milpitas Boulevard

Milpitas, California 95035

PROXY STATEMENT

For 2009 Annual Meeting of Stockholders

March 17, 2010

The accompanying proxy is solicited on behalf of the Board of Directors of Adaptec, Inc., a Delaware corporation (“Adaptec”), for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Wednesday, March 31, 2010 at 1:00 p.m., local time. This Proxy Statement and the accompanying form of proxy card / voting instruction card were first mailed to stockholders on or about March 17, 2010. Our Annual Report for fiscal 2009 is enclosed with this Proxy Statement (the “2009 Annual Report”).

Background

On October 7, 2009, we mailed a proxy statement in connection with the 2009 annual meeting of stockholders originally scheduled to be held on November 10, 2009. On September 25, 2009, Steel Partners II, L.P. and certain related persons and entities, including Jack L. Howard, who currently serves on our Board of Directors, and John J. Quicke, who currently serves as our Interim President and Chief Executive Officer and on our Board of Directors (collectively, the “Steel Group”) filed a Definitive Consent Statement (the “consent solicitation”) in connection with its solicitation of stockholder approval of three proposals related to our amended and restated bylaws and the composition of our Board of Directors. In particular, the proposals sought to remove without cause Subramanian “Sundi” Sundaresh and Robert J. Loarie as members of our Board of Directors. On October 30, 2009, the Steel Group informed us that it received the requisite number of written consents from our stockholders to pass all three proposals. IVS Associates, Inc. certified the results of Steel Group’s consent solicitation on November 6, 2009. Upon IVS’s confirmation, each of Steel Group’s three proposals approved by the stockholders became effective as of October 30, 2009. As a result, Messrs. Sundaresh and Loarie were removed as members of our Board of Directors. Joseph S. Kennedy later resigned as a member and Chairman of our Board of Directors effective November 6, 2009. As a result of the above, a “change of control”, as defined in our 2004 Equity Incentive Plan, occurred for awards granted prior to October 23, 2008. As a result (i) 25% of a participants unvested pre-October 23, 2008 awards vested and (ii) if an equity award recipient is terminated prior to November 5, 2010, all remaining then unvested pre-October 23, 2008 awards will accelerate on the termination date. No “change of control” has occurred for awards granted on or after October 23, 2008.

Given the above, our Board of Directors cancelled the annual meeting originally scheduled to be held on November 10, 2009. On March 8, 2010, our Board of Directors amended our bylaws to reduce the number of authorized directors from seven to five.

We are filing this Proxy Statement in connection with the 2009 Annual Meeting of Stockholders, which our Board of Directors has approved to be held on March 31, 2010. In accordance with Rule 5620 of The NASDAQ Stock Market (“NASDAQ”), if we do not hold the Annual Meeting on or by March 31, 2010, we may be deemed to be deficient with respect to the NASDAQ listing standards and our common stock may be subject to delisting.

If you do not plan to attend in person and you wish to have your shares present or voted at the Annual Meeting, you must complete, execute and deliver to us your proxy card/voting instruction card provided with this Proxy Statement, or cast your vote online or by telephone, in accordance with the instructions provided herein. Any proxy card/voting instruction card previously delivered to us and any votes previously cast in connection with the cancelled November 10, 2009 annual meeting will have no effect at the Annual Meeting to be held on March 31, 2010.

Record Date; Quorum; List of Stockholders of Record

Only holders of record of common stock at the close of business on February 22, 2010 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 120,367,594 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, represented by proxy or in person, will constitute a quorum for the transaction of business at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting. Stockholders may examine the list for purposes germane to the Annual Meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of common stock held by them as of the record date. Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions are not counted as votes “FOR” or “AGAINST” the election of directors. Our Corporate Governance Principles set forth our procedures for the nomination of an incumbent director in an uncontested election and our policy relating to the resignation of an incumbent director who fails to receive a majority of the votes cast in an uncontested election. Full details of our resignation policy relating to majority voting for directors are set out in our Corporate Governance Principles, which are available on our website at www.adaptec.com under “Company—Investor Relations—Corporate Governance.” In contested elections, the vote standard would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

Approval of Proposal No. 2, ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010, requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

Voting of Proxies

Stockholders that are “beneficial owners” (your Adaptec shares are held for you in street name by your bank, broker or other nominee) have three options for submitting their votes before the Annual Meeting, by: (a) Internet, (b) telephone or (c) mailing a completed voting instruction card to your bank, broker or other nominee. If you have Internet access and are a beneficial owner of shares of Adaptec common stock, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the voting instruction card. If you live in the United States or Canada and are a beneficial owner, you may also submit your proxy by telephone by following the “Vote by Telephone” instructions on the voting instruction card. If you received your Annual Meeting materials by mail and do not wish to vote online or by telephone, or if you are a “registered stockholder” (you hold your Adaptec shares in your own name through our transfer agent, Registrar and Transfer Company, or you are in possession of stock certificates), please complete and properly sign the proxy card (registered holders) or voting instruction card (beneficial owners) you receive and return it in the prepaid envelope provided, and it will be voted in accordance with the specifications made on the proxy card or voting instruction card. If no specification is made on a signed and returned proxy card or voting instruction card, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the five nominees named on the proxy card, and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010 and, if any other matters are properly brought before the Annual Meeting, the proxy will be voted as the Board of Directors may recommend. We encourage beneficial owners with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you also may vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting.

Effect of Abstentions and “Broker Non-Votes”

If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. Because directors are elected by the majority of the votes cast at the Annual Meeting in uncontested elections and by a plurality of a votes cast in contested elections, abstentions will have no effect on the outcome of Proposal No. 1 the election of the five nominees to our Board of Directors. Similarly, abstentions will have no effect on Proposal No. 2 the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

If a beneficial owner does not provide his or her broker with instructions as to how to vote the shares (“uninstructed shares”), the broker has authority under New York Stock Exchange (the “NYSE”) rules to vote such uninstructed shares for or against only “routine” matters. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The NASDAQ Global Market. Proposal No. 2, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010, constitutes a “routine” proposal. Accordingly, a broker may vote uninstructed shares “FOR” or “AGAINST” Proposal No. 2 and such votes will count towards establishing quorum. The NYSE recently eliminated broker discretionary voting for the election of directors. Therefore, unlike in prior years, your broker is not able to vote uninstructed shares on your behalf in any director election. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the meeting so that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person.

The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes (which are votes that could have been provided had the beneficial holder provided voting instructions to its broker) for each proposal.

Adjournment of Annual Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy may remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. As discussed above, if we do not conduct the 2009 Annual Meeting by March 31, 2010, the shares of our common stock may be delisted from the NASDAQ.

Expenses of Soliciting Proxies

Our Board of Directors is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, also may solicit proxies by mail, telephone, facsimile, email or in person. After the mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

Revocability of Proxies

Any person signing a proxy card or voting instruction card in the form accompanying this Proxy Statement has the power to revoke it at any time before it is voted. A proxy may be revoked by signing and returning a proxy card or voting instruction card with a later date, by delivering a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of Adaptec common stock, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Electronic Delivery of Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as the Annual Report and Proxy Statement are available on the Internet, and you can easily submit your vote online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner: follow the instructions on the proxy card enclosed with your Annual Meeting materials to enroll.

Beneficial Owner: visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Stock Administration Department at (408) 957-7824.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Adaptec stock account, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of Annual Meeting materials will receive only one copy of the Annual Meeting materials and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction cards.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year and you would like to have additional copies of the Annual Meeting materials mailed to you, please submit your request to Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035, Attn: Stock Administration Department, or call (408) 957-7824. You may also contact us at this address or phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on March 31, 2010.

The proxy materials, including this Proxy Statement, the enclosed proxy card / voting instruction card and our 2009 Annual Report on Form 10-K, as amended, are available on our website at http://www.adaptec.com/investor/proxy.

Directions to the Annual Meeting

The Annual Meeting will be held at Adaptec’s offices at 691 South Milpitas Boulevard, Milpitas, California 95035 on Wednesday, March 31, 2010 at 1:00 p.m., local time. Directions to this location are available at www.adaptec.com under the tab “Company—Contact Us—Driving Directions.”

Available Information

Adaptec will mail without charge, upon written request, a copy of Adaptec’s Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2009, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Adaptec, Inc.

Attn: Investor Relations

691 South Milpitas Boulevard

Milpitas, California 95035

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: general economic conditions; successful completion of a sale or disposition of our assets or business operations; revenue received from our current operations; declines in consumer spending; failure to achieve our operational objectives; ability to reduce our operating costs; support from the contract manufacturers to which we have outsourced manufacturing, assembly and packaging of our products; ability to launch new products and potential failure of anticipated long-term benefits from new products to materialize; difficulty in forecasting the volume and timing of customer orders; reduced demand in the server, network storage and desktop computer markets; our target markets’ failure to accept, or delay in accepting, network storage and other advanced storage solutions; the performance of our products; decline in consumer acceptance of our current products; the timing and volume of orders by OEM customers for storage products; our ability to control and manage costs associated with the delivery of new products; and the adverse effects of the intense competition we face in our business and other risks detailed from time to time in filings we make with the SEC, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of John J. Quicke, Jon S. Castor, Jack L Howard, John Mutch and Lawrence J. Ruisi. Each of our current directors will stand for re-election at the Annual Meeting and have agreed to serve as a director if elected. All of the director nominees were previously elected by our stockholders. It is intended that your proxy will be voted for the election of each of these five nominees, unless you indicate otherwise on your proxy card.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve, or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Directors/Nominees

The names of the nominees for election to our Board of Directors, their ages as of the date of this Proxy Statement and certain information about them are set forth below. Additional biographical information concerning each of these nominees follows the table.

Name	Age	Principal Occupation
John J. Quicke	60	Interim President and Chief Executive Officer and Director and Managing Director and operating partner of Steel Partners LLC
Jon S. Castor (1)(2)	58	Private Investor
Jack L. Howard (2)(3)	48	President of Steel Partners LLC
John Mutch (1)(2)(3)	53	Managing Partner of MV Advisors LLC
Lawrence J. Ruisi (1)(3)	61	Private Investor/Consultant

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance and Nominating Committee.

Directors

John J. Quicke has served as a member of our Board of Directors since 2007. In January 2010, Mr. Quicke was appointed to serve as our Interim President and Chief Executive Officer. Mr. Quicke is a Managing Director and operating partner of Steel Partners LLC. He has been associated with Steel Partners LLC and its affiliates since September 2005. Mr. Quicke has also served as President and Chief Executive Officer of Del Global Technologies Corp., a company that is engaged in developing, manufacturing and marketing medical and dental imaging systems, and power conversation subsystems and components worldwide, since August 2009 and as a director of Del Global since September 2009. He has served as a director of Rowan Companies, Inc., a contract drilling company, since January 2009. Mr. Quicke served as a director of Angelica Corporation, a provider of health care linen management services, from August 2006 to July 2008. Mr. Quicke served as Chairman of the Board of NOVT from April 2006 to January 2008 and served as President and Chief Executive Officer of NOVT from April 2006 to November 2006. He served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from October 2006 to June 2007. He has served as a director of WHX since July 2005 and as a Vice President since October 2005. Mr. Quicke served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005. As Vice Chairman and Executive Officer of Sequa, he was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company. From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners and explored other business opportunities.

Jon S. Castor has served as a member of our Board of Directors since 2006. From August 2003 to June 2004, Mr. Castor was a senior executive with Zoran Corporation, a provider of digital solutions for applications in the digital entertainment and digital imaging markets, including service as Senior Vice President and General Manager of Zoran’s DTV Division. From October 2002 to August 2003, Mr. Castor was the Senior Vice President and General Manager of the TeraLogic Group at Oak Technology Inc., a developer of integrated circuits and software for digital televisions and printers, which was acquired by Zoran. In 1996, Mr. Castor co-founded TeraLogic, Inc., a developer of digital television integrated circuits, software and systems, where he served in several capacities, including as its Chief Executive Officer and director from November 2000 to October 2002, when it was acquired by Oak Technology. Mr. Castor previously served on the Board of Directors of California Micro Devices Corporation from July 2009 until its acquisition by ON Semiconductor in January 2010 and on the Board of Directors of Genesis Microchip from November 2004 until its acquisition by ST Microelectronics in January 2008. Mr. Castor also serves on the Board of Directors of two private companies.

Jack L. Howard has served as a member of our Board of Directors since 2007. Mr. Howard is the President of Steel Partners LLC, a global management firm, and has been associated with Steel Partners LLC and its affiliates since 1993. Mr. Howard co-founded Steel Partners II, L.P., a private investment partnership, in 1993. He has been a registered principal of Mutual Securities, Inc., a NASD registered broker-dealer, since 1989. Mr. Howard has served as the Chief Operating Officer of SP Acquisition Holdings, Inc. (“SP Acquisition”), a company formed for the purpose of acquiring one or more businesses or assets, since June 2007 and has served as its Secretary since February 2007. He also served as a director of SP Acquisition from February 2007 to June 2007 and as its Vice-Chairman from February 2007 to August 2007. Mr. Howard has been a director of WHX Corporation, a diversified industrial products manufacturing company, since July 2005. Mr. Howard served as Chairman of the Board of a predecessor entity of WebFinancial L.P. (“Web L.P.”), a diversified holding company with interests in a variety of businesses, from June 2005 to December 2008, as a director from 1996 to December 2008 and its Vice President from 1997 to December 2008. From 1997 to May 2000, he also served as Secretary, Treasurer and Chief Financial Officer of Web L.P.’s predecessor entity. He has served as a director of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, since April 2006. He has served as a director of CoSine Communications, Inc., a former global telecommunications equipment supplier, since July 2005. He served as Chairman of the Board and Chief Executive Officer of Gateway Industries, Inc., a provider of database development and web site design and development services, from February 2004 to April 2007, and as Vice President from December 2001 to April 2007.

John Mutch has served as a member of our Board of Directors since 2007. Mr. Mutch is the President and Chief Executive Officer of BeyondTrust Software, a privately held security software company focused on privilege access lifecycle management solutions sold into the Global 2000 IT infrastructure market. BeyondTrust is funded and owned by Insight Capital Partners, a private equity firm. In addition, Mr. Mutch is the founder and managing partner of MV Advisors LLC, a strategic block investment firm which provides focused investment and strategic guidance to small and mid-cap technology companies. Mr. Mutch served on the board of Phoenix Technologies in an investment group. He currently serves on the board of Agilysys, Inc.. Prior to founding MV Advisors, in March of 2003 Mr. Mutch was appointed by the U.S. Bankruptcy court to the Board of Directors of Peregrine Systems. He assisted that company in a bankruptcy work out proceeding and was named President and CEO in July of 2003. Mr. Mutch ran Peregrine Systems operating the company under an SEC consent decree, restating five years of operating results and successfully restructuring the company culminating in a sale to Hewlett-Packard Company in December of 2005. Previous to running Peregrine Systems, Mr. Mutch served as President, CEO and a Director of HNC Software, an enterprise analytics software provider. Before HNC Software, Mr. Mutch spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch previously served on the boards of Edgar Online, Aspyra, Overland Storage and Brio Software.

Lawrence J. Ruisi has served as a member of our Board of Directors since 2008. Mr. Ruisi is a private investor/consultant and also serves on the Board of Governors of Sound Shore Medical Center where he was Chairman from 2002 to 2006. Mr. Ruisi was Chief Executive Officer and President of Loews Cineplex

Entertainment from 1998 to 2002, Executive Vice President of Sony Pictures Entertainment from 1991 to 1998, Senior Vice President of Columbia Pictures Entertainment from 1987 to 1990 and Senior Vice President Finance and Vice President and Controller of Tri-Star Pictures from 1983 to 1987. Mr. Ruisi started his career in public accounting and worked for Price Waterhouse & Co. from 1970 to 1983. He also serves on the boards of directors of Hughes Communications, Inc., a provider of broadband satellite network services and systems, and Innkeepers USA, a privately held hotel real estate investment trust.

Independent Directors

Each of our current directors, other than Mr. Quicke, qualifies as “independent” in accordance with the rules of the NASDAQ. The NASDAQ independence definition includes a series of objective tests, including that a director may not be our employee or interim officer, and that the director has not engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our Board of Directors has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of such director’s independent judgment in carrying out the responsibilities of a director.

Board of Directors Meetings and Committees

During the fiscal year ended March 31, 2009, the Board of Directors met 12 times, including telephone conference meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the director served during fiscal 2009.

Standing committees of the Board of Directors consist of the Audit Committee, Compensation Committee and Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee operates under a written charter approved by the Board of Directors, all of which are available on our website at www.adaptec.com. Each of these charters also is available in print to any stockholder upon request.

We strongly encourage directors to attend our annual meetings of stockholders. The Board of Directors endeavors to hold its Board and Board committee meetings on the same day as the annual meeting of stockholders to encourage director attendance. Each of our directors then serving on our Board of Directors attended our 2008 Annual Meeting of Stockholders.

Audit Committee. The current members of the Audit Committee are John Mutch (Chair), Jon S. Castor and Lawrence J. Ruisi. Each of the members of our Audit Committee is “independent” as defined by the rules of the NASDAQ and meet the financial literacy requirements of NASDAQ. Each of the current members served on our Audit Committee during our fiscal 2009. Our Board of Directors has determined that Mr. Ruisi qualifies as an “audit committee financial expert,” as defined under Item 407(d)(5) of Regulation S-K and meets the NASDAQ financial sophistication requirement of having past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities given his experience in public accounting and his professional experience as a controller and chief financial officer. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Ruisi’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Ruisi any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board of Directors.

The Audit Committee met 11 times during fiscal 2009, including telephone conference meetings. The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and retention of our independent registered public accounting firm, which reports to the Audit Committee. For more information, see “Report of the Audit Committee” below. In addition, any related-person transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board of Directors.

Compensation Committee. The current members of the Compensation Committee are Jon S. Castor (Chair), Jack L. Howard and John Mutch. Each of the current Compensation Committee members is “independent” as defined by the rules of the NASDAQ, an “outside” director as defined in the Internal Revenue Code of 1986, as amended, and a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Robert J. Loarie served as a member of our Compensation Committee during fiscal 2009 and until his removal from the Board of Directors in October 2009. During fiscal 2009, Mr. Quicke also served as a member of the Compensation Committee. He was replaced by Mr. Mutch in December 2009. The Compensation Committee met nine times during fiscal 2009. The Compensation Committee establishes our executive compensation policy and determines the salary, bonuses and equity incentive awards of our executive officers. For more information, see “Executive Compensation—Compensation Discussion and Analysis” below.

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are Jack L. Howard (Chair), John Mutch and Lawrence J. Ruisi. Each of the current Governance and Nominating Committee members is “independent” as defined by the rules of the NASDAQ. Joseph S. Kennedy and Douglas E. Van Houweling served as members of our Governance and Nominating Committee during our fiscal 2009 and until they resigned from the Board of Directors in November 2009 and December 2009, respectively. Messers. Ruisi and Mutch were appointed to the Governance and Nominating Committee in November and December 2009, respectively. Mr. Howard served on our Governance and Nominating Committee during our fiscal 2009. The Governance and Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board of Directors and recommending such candidates to the full Board of Directors. In addition, the Governance and Nominating Committee makes recommendations regarding the structure and composition of our Board of Directors and advises and makes recommendations to the full Board of Directors on matters concerning corporate governance. The Governance and Nominating Committee met two times during fiscal 2009.

Consideration of Director Nominees; New Nominees for Director

Director Qualifications. The goal of the Governance and Nominating Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Governance and Nominating Committee submits its chosen nominees to the Board of Directors for approval.

New Nominees for Director. The Governance and Nominating Committee has in the past utilized the services of an executive recruitment firm to assist it in identifying suitable candidates to join our Board of Directors.

Stockholder Nominees. The Governance and Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the 2010 Annual Meeting of Stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 75 days prior to and no earlier than 105 days prior to March 31, 2011, the anniversary of the 2009 Annual Meeting (the deadline for nominations for the 2010 Annual Meeting of Stockholders is between December 16, 2010 and January 15, 2011); provided, however, if the 2010 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the 2009 Annual Meeting, then notice by the stockholder to be timely must be delivered no later than 75 days prior to and no earlier than 105 days prior to the 2010 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2010 Annual Meeting of Stockholders is first made by our Board of Directors.

Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information that would be required in the stockholder notice required by Section 1.12 of our bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by the Governance and Nominating Committee and as necessary to satisfy the rules of the SEC or the NASDAQ. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Governance and Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Governance and Nominating Committee, in accordance with the committee’s charter and will apply the criteria described under “Consideration of Director Nominees; New Nominees for Director—Director Qualifications” above.

Communication with the Board

You may contact the Board of Directors by sending an email to directors@adaptec.com or by mail to Board of Directors, Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035. An employee will forward these emails and letters directly to the Board of Directors. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board of Directors serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board of Directors has adopted Corporate Governance Principles to assist in the performance of its responsibilities. These principles are available on our website at www.adaptec.com under the tab “Company—Investor Relations—Corporate Governance.”

Majority Voting and Director Resignation Policy

In May 2009, our Board of Directors amended our bylaws in connection with the adoption of a majority voting standard for the election of directors in uncontested elections and added a director resignation policy in our Corporate Governance Principles. In accordance with our Corporate Governance Principles, in an uncontested election our Board will not nominate an incumbent director for re-election as a director unless, prior to such nomination, the incumbent has submitted a resignation as a director, which resignation will be effective upon the earlier of (i) the Board’s acceptance of the director’s resignation following the director’s failure to receive a sufficient number of votes for re-election at any meeting of the stockholders of the Company at which the director’s seat on the Board is subject to election or (ii) the 90th day after certification of the election results evidencing such failure to be re-elected. Prior to the effectiveness of such resignation the Board may reject such resignation and permit the director to withdraw such resignation.

Under our Corporate Governance Principles, if an incumbent director fails to receive the required vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. Thereafter, the Board will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. If the Board decides to reject the resignation it will permit the director to withdraw the resignation prior to its effectiveness. The Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Required Vote and Board of Directors Recommendation

In uncontested elections, directors will be elected by a majority of the votes cast at the meeting, at which a quorum is present either in person or by proxy. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected) the vote standard would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your shares with respect to the election of directors to our Board of Directors. Such abstentions and broker non-votes will have no effect on the outcome of the election of directors to our Board of Directors, but such shares will be counted for purposes of establishing a quorum.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010, and our stockholders are being asked to ratify the Audit Committee’s appointment. We have engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2010. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Adaptec and our stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents information regarding the fees estimated and billed by PricewaterhouseCoopers LLP and affiliated entities (collectively “PricewaterhouseCoopers”) for our 2009 and 2008 fiscal years.

	For the Fiscal Year Ended March 31,
Nature of Services	2009	2008
Audit Fees	$1,377,000	$1,692,000
Audit-Related Fees	53,000	182,000
Tax Fees	174,000	153,000
All Other Fees	—	—

Total Fees	$1,604,000	$2,027,000

Audit Fees. This category includes professional services rendered for the audit of our Consolidated Financial Statements included in our Annual Reports on Form 10-K, review of our Unaudited Condensed Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes professional services rendered by PricewaterhouseCoopers that were related to due diligence on potential and consummated acquisitions.

Tax Fees. This category includes professional services rendered by PricewaterhouseCoopers that were related to tax advice, tax compliance and foreign tax matters.

All Other Fees. PricewaterhouseCoopers did not provide any such products or services to us during fiscal 2009 and 2008.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board of Directors, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit

Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect. In the 2009 and 2008 fiscal years, the Audit Committee followed SEC guidelines in approving all services rendered by PricewaterhouseCoopers.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of this proposal. As discussed above, if you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your uninstructed shares on this proposal. If a broker chooses to leave these uninstructed shares unvoted, such shares will be counted for the purpose of establishing a quorum, but will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of February 22, 2010 by (a) each beneficial owner of 5% or more of our outstanding common stock known to us, (b) each of our directors and our director nominees, (c) each of our “named executive officers” listed in the Summary Compensation Table below and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 120,367,594 shares of our common stock outstanding as of February 22, 2010. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated in the footnotes to the table below, each beneficial owner listed below maintains a mailing address of c/o Adaptec, Inc., 691 South Milpitas Boulevard, Milpitas, California 95035.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after February 22, 2010, including through the exercise of any equity award. The “Percentage of Shares” column treats as outstanding all shares underlying equity awards held by the stockholder, but not shares underlying equity awards held by other stockholders.

Name of Beneficial Owner	Adaptec Shares Beneficially Owned
	Number of Shares(1)	Percentage of Shares Outstanding
Directors, Director Nominees and Named Executive Officers:
Jon S. Castor	107,292	*
Jack L. Howard	71,249	*
John Mutch	74,999	*
John J. Quicke	71,249	*
Lawrence J. Ruisi	48,124	*
Mary L. Dotz	179,562	*
Marcus D. Lowe (2)	327,230	*
Subramanian “Sundi” Sundaresh (3)	1,4828,345	1.18%
Anil Gupta (4)	0	*
John Noellert (5)	16,666	*
Directors, executive officers and director nominees as a group (10 persons) (6)	2,324,716	1.93%
5% Stockholders:
Steel Partners II, L.P. (7)	23,469,843	19.50%
Dimensional Fund Advisors, L.P. (8)	10,201,718	8.48%
BlackRock, Inc.(9)	9,052,846	7.52%
Renaissance Technologies LLC (10)	8,152,666	6.77%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired upon exercise of stock options granted under our stock option plans within 60 days after February 22, 2010, and the following shares of restricted stock that will not vest within 60 days of February 22, 2010:

Name	Number of Shares Subject to Options	Shares of Restricted Stock Units
Jon S. Castor	63,559	12,500
Jack L. Howard	39,999	12,500
John Mutch	39,999	16,563
John J. Quicke	39,999	12,500
Lawrence J. Ruisi	19,374	21,979
Mary L. Dotz	144,772	10,416
Marcus D. Lowe	315,535	8,333
Subramanian “Sundi” Sundaresh	1,160,000	0
Anil Gupta	0	0
John Noellert	0	0

(2)	Mr. Lowe served as our Vice President of Marketing and Business Development during fiscal 2009 and until his employment with us was terminated effective March 5, 2010.

(3)	Mr. Sundaresh served as our President and Chief Executive Officer and as a member of our Board of Directors during fiscal 2009. Mr. Sundaresh was removed from our Board of Directors effective October 30, 2009 and his employment with us was terminated effective January 4, 2010. The information included with respect to Mr. Sundaresh’s share ownership is based solely on information maintained by us through January 4, 2010.

(4)	Mr. Gupta served as our Vice President and General Manager of Storage Technology Products during fiscal 2009 and until his employment with us was terminated effective April 10, 2009. The information included with respect to Mr. Gupta’s share ownership is based solely on information maintained by us through April 10, 2009.

(5)	Mr. Noellert served as our Vice President of Worldwide Sales during fiscal 2009 and until his employment with us was terminated effective November 20, 2009. The information included with respect to Mr. Noellert’s share ownership is based solely on information maintained by us through November 20, 2009.

(6)	Includes shares beneficially owned by all of current directors and executive officers as of February 22, 2010 and each of our director nominees set forth above.

(7)	Steel Partners II, L.P. (“Steel Partners II”) reported that it had shared voting and dispositive power over 23,469,843 shares. Steel Partners Holdings L.P. (“Steel Holdings”) is the sole limited partner of Steel Partners II. Steel Partners LLC (“Partners LLC”) is the manager of Steel Partners II and Steel Holdings. Steel Partners II GP LLC (“Steel Partners GP”) is the general partner of Steel Partners II and Steel Holdings. Warren G. Lichtenstein is the manager of Partners LLC and the managing member of Steel Partners GP. By virtue of these relationships, Steel Holdings, Partners LLC, Steel Partners GP and Warren G. Lichtenstein may be deemed to have shared power to vote and dispose of the 23,469,843 shares owned directly by Steel Partners II. Steel Partners II’s address is 590 Madison Avenue, 32nd Floor, New York, New York 10022. All information regarding Steel Partners II is based solely upon the Amendment No. 20 to the Schedule 13D filed by it with the SEC on December 24, 2009.

(8)	Dimensional Fund Advisors, L.P. (“Dimensional”) reported that it had sole voting power with respect to 10,042,918 shares and sole dispositive power with respect to 10,201,718 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). All of the shares are owned of record by the Funds. Dimensional’s address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding Dimensional is based solely upon its Amendment No. 3 to Schedule 13G filed by it with the SEC on February 8, 2010.

(9)	BlackRock, Inc. (“BlackRock”) reported that it had sole voting and dispositive power with respect to 9,052,846 shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022. All information regarding BlackRock is based solely upon the Schedule 13G filed by it with the SEC on January 29, 2010.

(10)	Renaissance Technologies LLC (“Renaissance”) reported that it had sole voting power with respect to 7,974,225 shares, sole dispositive power with respect to 8,114,638 shares and shared dispositive power with respect to 38,028 shares. Renaissance’s address is 800 Third Avenue, 33rd floor, New York, New York 10022. All information regarding Renaissance is based solely upon Amendment No. 2 to Schedule 13G filed by it with the SEC on February 12, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses our executive compensation philosophy, decisions and practices for fiscal 2009, and places in perspective the earnings of our “named executive officers” during our fiscal 2009. As set forth in the Summary Compensation Table below, our named executive officers for fiscal 2009 were Subramanian “Sundi” Sundaresh, our former President and CEO, Mary L. Dotz, our Vice President and Chief Financial Officer, Marcus D. Lowe, our former Vice President of Marketing and Business Development, Anil Gupta, our former Vice President and General Manager of Storage Technology Products, and John Noellert, our former Vice President of World Wide Sales. Mr. Sundaresh’s employment with us was terminated effective January 4, 2010. Effective January 5, 2010, Mr. Sundaresh became a consultant for us. John J. Quicke was appointed to serve as our Interim President and CEO effective January 4, 2010. In addition to his compensation as a non-executive member of our Board of Directors, Mr. Quicke will receive $30,000 per month for his service as our Interim President and Chief Executive Officer. Messrs. Gupta’s, Noellert’s and Lowe’s employment with us was terminated effective April 10, 2009, November 20, 2009 and March 5, 2010, respectively.

Compensation Philosophy and Overview

We believe that the most effective compensation program is one that is designed to reward the achievement of our financial and strategic goals, and which aligns executives’ interests with those of our stockholders.

The compensation programs for our named executive officers have three principal elements which are developed in part by referencing the 50th percentile of our comparable market: a base salary, cash incentive bonuses linked to achievement of financial and corporate goals, and equity-based incentive compensation. The base salary is designed to serve as a fixed portion of compensation; the cash incentive bonus serves as an incentive for our executives to drive short-term corporate financial and non-financial goals without excessive risk-taking; and the equity-based incentive compensation is designed to drive our longer-term performance, retain executives through longer-term vesting and align the interests of our executive officers with the interests of our stockholders by providing a performance-based ownership stake in us. In addition, we provide our executive officers benefits that in most cases are available generally to all of our salaried employees. As further discussed below, we largely view these primary components of our compensation as distinct in that we seek to provide salary, bonus and equity awards that are each competitive at appropriate levels with our peer companies.

The compensation philosophy of the Compensation Committee of the Board of Directors (the “Committee”) is to keep cash compensation at a competitive level while providing the opportunity to be significantly rewarded through equity if Adaptec and our stock price perform well over time. We believe that our executive officers should have a larger portion of their equity incentive awards at risk compared with our other employees. Specifically, we believe that over the long term, executive officers should have a greater percentage of their equity compensation in the form of stock options and performance-contingent stock rather than time-based restricted stock, as the economic value of stock options and performance-contingent stock is more aligned with the objectives of our shareholders.

Fiscal 2009. In addition to the factors that the Committee normally considers in formulating our compensation program in 2009, the Committee also took account of several specific factors that impacted our business: (1) a strategic acquisition; (2) a divestiture initiative; (3) significant outsourcing and attrition; (4) reduced OEM revenue; and (5) aggressive cost cutting initiatives.

Because of these circumstances, the Committee did not make significant changes to base salaries. The Committee kept base salaries generally at the prior year’s level due to the Committee’s desire to contain costs and the Committee’s belief that an overall increase in base pay was not required to keep the Company reasonably competitive with the base pay of our peers. Additionally, the Committee split our cash bonus incentive into two six-month bonus periods (instead of an annual measurement). The Committee evaluated the financial component of our bonus incentive based on six-month intervals due to the divestiture of the Snap Server NAS business, which was the majority of our segment previously known as SSG, in the first half of the fiscal year and the acquisition of Aristos in the second-half of the fiscal year. The financial measurement goal for each of the six month periods in fiscal 2009 was a specified level of pro-forma operating profit (loss) before income taxes (“OPBT”). The OPBT differs from generally accepted accounting principles (“GAAP”) operating profit (loss) in that OPBT primarily excludes stock-based compensation expense, expense associated with our management liquidation pool, restructuring charges, impairment charges of long-lived assets and goodwill, and gain on extinguishment of debt. For the first six months, this goal was based on the OPBT profit performance, exclusive of our acquisition of Aristos and disposition of SSG. For the second-half of the year, the financial goal was formulated inclusive of the acquisition of Aristos in the later part of the second fiscal quarter. Aristos was in its initial phase of revenue generation with two key OEMs. While the Board of Directors (“Board”) and management believed that a consolidated OPBT loss was unavoidable in the second-half of fiscal 2009, the Committee maintained, and the CEO supported, an aggressive financial goal because our objective is to move the Company to a practice of funding the bonus pool out of net profits. Going forward, the Committee intends to measure financial performance at the end of the fiscal year based on the attainment of pro-forma net profits.

Equity compensation granted to executive officers included three elements: options, performance-contingent stock, which was granted shortly after the close of the fiscal 2009, and time-based restricted stock. The first-time addition of performance-contingent stock to the mix of equity awards (with a corresponding reduction in the size of time-based restricted stock awards) shows our intent to increasingly utilize equity awards where the ultimate value of the award is more closely linked to our performance and growth in shareholder value.

Role of the Compensation Committee

The current members of the Committee are Jon Castor, who is the Chair of the Committee, Jack L. Howard and John Mutch. Robert J. Loarie served on the Committee during fiscal 2009 and until he ceased serving on our Board effective October 30, 2009. During fiscal 2009, Mr. Quicke also served as a member of the Compensation Committee. He was replaced by Mr. Mutch in December 2009. Mr. Castor served on the Committee for all of fiscal 2009.

The Committee ensures that our executive compensation and benefits program is consistent with our compensation philosophy and our corporate governance guidelines and is empowered to determine executive officers’ total compensation, and, subject to the approval of the Board, to determine our CEO’s total compensation.

The Committee reviews our overall compensation strategy at least annually to ensure that it promotes stockholder interests, supports our strategic and tactical objectives and provides for appropriate rewards and incentives for our executive officers.

In fiscal 2009, all Committee members attended all Committee meetings. Typically, Committee meetings are also attended by, for all or a portion of appropriate meetings, our CEO and our Vice President of Human Resources. An independent compensation consultant from Compensia, Inc. (“Compensia”) and a compensation legal specialist from Fenwick & West LLP provided support to the Committee, including attending meetings from time to time.

Review of Executive Officers and their Compensation

The Committee and our Board are responsible for the review of our CEO’s performance. In fiscal 2009, the Chairman of the Committee led a formal review that included a self-evaluation by the CEO and input from each member of the Board. The results were shared with the CEO, members of the Committee and all members of the Board Directors.

Our CEO annually reviews the performance of each of our other executive officers. As part of this process, each executive officer also completes a self assessment of his/her performance.

Our CEO rates the performance of his direct staff and the Committee rates the performance of our CEO in consultation with the other non-executive directors of the Board.

Our CEO’s recommendations based on his reviews of executives reporting to him, peer compensation surveys and other relevant information, including with respect to continued employment, salary adjustments, incentive awards and equity award amounts, are presented to the Committee. The Committee thoughtfully considers the CEO’s recommendations when exercising its own judgment in making compensation decisions and awards to our executive officers who report to the CEO.

Survey Analysis

In fiscal 2009, we engaged Radford Surveys + Consulting, a business unit of AON Consulting (“Radford”), to provide comprehensive compensation data. Radford conducts a number of compensation surveys for the technology industry. The surveys compare compensation practices for executives among other high technology companies and cover base salary, cash incentives, stock equity incentive grants and total cash as a percentage of total direct compensation.

Radford provides quarterly summaries of industry trends to our Vice President of Human Resources, which enables Human Resources to remain current on total compensation trends for the broader population and for executive officers. This information is shared with the Committee. Our Vice President of Human Resources also reviews the Radford Total Company Results survey comprised of data for executives from approximately 125 technology companies with $50 million to $200 million in annual revenues. In addition to this information, which is shared with the Committee, the Committee also considers other reference points in reviewing compensation data. In particular, the Committee reviews the Radford Total Custom Company Results survey provided by Radford that compares executive compensation information for a peer group of high technology companies or their divisions, with $100 million to $500 million in annual revenues. The peer group is primarily in the storage, computer peripherals, and semiconductor components businesses with which we compete for executive and technical employees. The list of peer companies, their industry classification and revenue ranges is as follows:

Company Name	Industry	Revenue
3Par	Computer/Peripherals	$100 million – $199.9 million
Anadigics	Semiconductor Components	$100 million – $199.9 million
Cirrus Logic	Semiconductor Components	$100 million – $199.9 million
Cortina Systems	Semiconductor Components	$100 million – $199.9 million
Data Domain	Network Products/Services	$100 million – $199.9 million
Mindspeed Technologies	Semiconductor Components	$100 million – $199.9 million
Netlogic Microsystems	Semiconductor Components	$100 million – $199.9 million
Pericom Semiconductor	Semiconductor Components	$100 million – $199.9 million
Rambus	Semiconductor Components	$100 million – $199.9 million
AMCC	Semiconductor Components	$200 million – $499.9 million
Datalogic Scanning	Computer/Peripherals	$200 million – $499.9 million
Dot Hill Systems	Computer/Peripherals	$200 million – $499.9 million
Emulex	Computer/Peripherals	$200 million – $499.9 million
Extreme Networks	Network Products/Services	$200 million – $499.9 million
PMC-Sierra	Semiconductor Components	$200 million – $499.9 million
Riverbed Technology	Network Products/Services	$200 million – $499.9 million
Silicon Image	Semiconductor Components	$200 million – $499.9 million
Silicon Storage Technology	Semiconductor Components	$200 million – $499.9 million
Synaptics	Computer/Peripherals	$200 million – $499.9 million
Wind River Systems	Software Products/Services	$200 million – $499.9 million

The companies included in our peer group may change from year to year when the underlying criteria used to determine a match change. For example, a company may elect to no longer participate in the survey on an annual basis or a company’s revenue may change materially relative to ours. Similarly new companies may be added into the survey having revenue that matches our revenue levels or industry. Our peer group list compared to last fiscal year includes additional companies in the $100 million—$199.9 million range and in the semiconductor components industry due to our reduced revenue, our new semiconductor business and our strategic plan direction.

External Advisors

The Committee has the authority to engage the services of outside advisors, and does so as needed. In fiscal 2009, the Committee selectively engaged the services of Compensia as an independent advisor to assist the Committee in its review of fiscal 2009 compensation for executive officers and in a review of Board compensation. In the projects that the Committee assigned to Compensia, there were no restrictions placed on the scope of Compensia’s review of our compensation arrangements with our executive officers and in its review of Board compensation, other than that Compensia was asked to keep their fees within a specified budget. During fiscal 2009, the Committee selectively engaged the services of a compensation legal specialist with Fenwick & West LLP for legal advice in connection with compensation related matters.

Accounting and Tax Implications of Our Compensation Policies

In designing our compensation programs, the Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to employees. We account for equity compensation paid to our employees under the accounting guidance related to stock-based compensation, which requires us to estimate and record an expense over the service period of the award. The stock-based compensation cost of our equity awards is considered by management as part of our equity grant recommendations to the Committee.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our CEO and certain other of our most highly compensated executive officers. This limitation does not apply to compensation that is considered “performance-based” under applicable tax rules. Our executive stock options and our performance based restricted stock awards are intended to qualify as “performance-based,” so that compensation attributable to these forms of equity incentives is fully tax deductible. However, time-based restricted stock units (“RSUs”), awarded by us in fiscal 2009 and prior years do not meet the requirements of Section 162(m) as performance-based. Therefore, the fair market value of the shares that vest during a particular year will be counted along with other non-performance-based compensation in that year in determining whether the $1 million limit for non-performance-based compensation is exceeded. Although we also provide cash compensation to executives in forms that do not meet the requirements for “performance-based” compensation, such as base salary and annual incentive pay, we have no individuals who received non-performance-based cash compensation in excess of the Section 162(m) tax deduction limit in fiscal 2009, excluding Mr. Gupta as set forth below. In future years, payment of cash or settlement of restricted stock or RSU amounts may be non-deductible because they are not performance-based under Section 162(m). The Committee has determined that it is important to retain flexibility and competitiveness in its compensation program, and that while it is also important to be mindful of the $1 million limit, compensation in excess of the $1 million limit may not always qualify as “performance-based” within the meaning of Section 162(m).

Fiscal 2009 Executive Compensation Program

Components of our Compensation Program

Base Salary. Base salaries serve as the fixed cash portion of executive compensation. In fiscal 2009, we generally maintained the base salary for each of the persons who were named executive officers at the same level as the fiscal 2008 salaries. The Committee’s goal in fiscal 2009 was to benchmark salaries at or near the middle

(50th percentile) of the market based on the survey information discussed above under “Survey Analysis,” input from Compensia, and our own hiring experience, and the Committee determined that salary increases were not necessary to achieve this level of compensation. We believe the officers should be paid competitively and generally not above or below the market data unless their experience, capabilities, and/or responsibilities warrant either a higher or lower placement compared to market. The base salaries of our executive officers reflect their relative positions and responsibilities within us. The base salary of Mr. Sundaresh was increased to $450,000 on April 1, 2006 and has not increased since then primarily due to our subsequently matching to lower revenue companies in the Radford Total Company Results ($100 million—$200 million Revenue) and the Radford Total Custom Company Results ($100 million—$500 million Revenue) surveys.

The base salary of Mr. Lowe was set at $260,000 on April 1, 2006 and did not change through the end of the 2009 fiscal year. Shortly after fiscal 2009 year end, effective April 6, 2009, Mr. Lowe’s title was changed to Vice President of Marketing and his base salary was reduced to $240,000. His new base salary was determined largely by benchmarking to peers at the 50th percentile as previously described. The base salary for Ms. Dotz, Vice President and Chief Financial Officer, who joined us at the end of fiscal 2008, was $265,000 throughout fiscal 2009. The target annual earnings for Mr. Noellert, our former Vice President of Worldwide Sales, who was a named executive officer for fiscal 2009, was $310,000, which includes a base salary of $217,000 and target incentives for revenue-related achievements of $93,000. Mr. Noellert’s target annual earnings include both base and incentive pay, with the performance targets that serve as the basis for awarding Mr. Noellert his incentive pay to be established by the CEO and the Committee at the beginning of each fiscal year. Mr. Noellert’s target annual earnings increased from $291,500 to $310,000, effective August 20, 2007 when he was promoted from Vice President of Sales for North America to Vice President of Worldwide Sales. His new target annual earnings were determined largely by benchmarking to peers at the 50th percentile as previously described. Mr. Gupta’s base pay is discussed below under “Acquisition of Aristos.”

Executive Bonus Incentive Program. We maintain the Adaptec Incentive Plan (the “AIP”), a cash incentive program, for executive officers and other of our employees. In fiscal 2009, the AIP consisted of two six-month bonus periods, and funding of the plan was conditioned upon two major components: specific financial goals and non-financial corporate goals that are approved by the Committee. The Committee placed greater emphasis on the specific financial goals because we sought to drive our performance primarily through specific objective financial metrics. The non-financial corporate goals accounted for 25% of the funding of the AIP pool and the financial goals accounted for 75% of the funding of the pool. The financial goals component was based upon our achieving a minimum threshold of OPBT for each six-month bonus period. The Committee determined the goals, and the weight of each goal in consultation with management. Achievement of goals was measured at the beginning of the third fiscal quarter for the first half cash bonuses and at the beginning of the first fiscal quarter of the following fiscal year for the second half cash bonuses.

The target bonus as a percent of salary for each executive officer was established when the officer was hired to his/her position. Each year, the Committee validate that the target bonus remains appropriate for the officer’s role based on market data. An executive officer can earn 0% to 200% of his or her target incentive. The Committee referenced the same Radford survey data discussed above for each position held by an executive officer to assist us in determining cash bonus incentive targets as a percentage of base salary. As with other elements of compensation, the Committee focuses principally on the 50th percentile of market. The bonus levels awarded to our executive officers are based on our achievement levels with respect to the financial and non-financial corporate goals, and on the basis of their individual performance. The differences in target bonuses among our named executive officers are based on their relative positions and responsibilities within our company and are based on the relative target bonus amounts reflected in the survey data. For fiscal 2009, the target bonus payment for each six-month period for Mr. Sundaresh was 85% of his base salary, and 50% of his or her base salary for Mr. Lowe and Ms. Dotz. Mr. Noellert was not eligible to participate in our AIP, as his target bonus payment is tied to sales achievement. Based upon this structure, Mr. Sundaresh could have received an actual bonus of between 0 and 170% of his base salary for the fiscal year, divided over two six-month periods. The annual target bonus was 85% of his base salary, or $382,500.

The individual and organizational goals as discussed below are typically proposed by the CEO to the Committee, revised and reformed in response to the Committee’s guidance, and ultimately determined by the Committee and, for the CEO, by the Board. The individual performance factors utilized by the Committee and the CEO in the case of the named executive officers were: 1) performance to their individual and organizational goals; 2) contributions to achievement of the corporate goals; 3) contributions to achievement of the financial goals; and 4) subjective evaluation of their leadership. These individual and organizational goals have been intended to be difficult but achievable. Individual performance for executive officers, other than our CEO, is based on an evaluation by our CEO and the Committee, and the Committee determines the level of our CEO’s achievement of his individual goals and discusses this with the Board. The Committee also determines and discusses with the Board, our performance with respect to financial and non-financial goals, in consultation with management and after referring to the relevant performance data, including in some cases preliminary unaudited financials, as provided to the Committee by management. The Committee reserves the right to adjust upward or downward based on the final audited financials.

In the first six months, we achieved over 100% of our financial goal and 93.5% (on a weighted average basis) of its non-financial corporate goals. The 100% level of achievement for the financial goal was OPBT for our business, exclusive of our acquisition of Aristos and disposition of SSG, of $0 to $1.5 million. The actual OPBT of our business was $1.7 million. After a recommendation by Mr. Sundaresh and in light of general economic conditions, the Committee determined that the level of achievement for the financial goal should not be greater than 100%. The non-financial corporate goals included the divestiture of the SSG business; growth in Serial Channel Point-of-Sale revenue; the development, launch, and revenue attainment of the Series 2 product and the Series 5 product with power management features; the outsourcing of specific engineering projects; a partnership with a third party RAID provider; and inventory management. The Committee established these goals as stretch goals and believed that, taken as a whole, they were achievable, but very difficult. As a result of this high level of achievement, the Committee approved a funding budget of 98% of the AIP target. This funding budget was determined by the following weighted average calculation: (93.5% x 25% corporate goals) + (100% x 75% financial goals) = 98%. Based on the corporate and financial goal attainment, Mr. Sundaresh’s budgeted target was $188,142; the Committee approved an actual award to Mr. Sundaresh of $190,000 after taking into account our attainment of corporate and financial goals and his role in successfully leading us to a profitable first half of the fiscal year and for completing the acquisition of Aristos. Mr. Lowe’s budgeted target was $63,944; the Committee approved an actual award of $60,000 after taking into account Mr. Lowe’s project management of the divestiture of SSG to Overland Storage and the acquisition of Aristos. Ms. Dotz’s budgeted target was $65,173; the Committee approved an actual award of $70,000 based on her evaluation and recommendations to reduce general and administrative costs and infrastructure costs, and the rationalization of common costs associated with the Aristos acquisition. Mr. Noellert was not eligible for the our AIP. Mr. Noellert achieved 93.4% of his commission plan.

In the second six months of the fiscal year, we did not achieve our financial goal. We did achieve, on a weighted average basis, 52.5% of our non-financial corporate goals. Non-financial corporate goals included reduction of selling, general and administrative costs, information technology costs, and facilities costs; significant market share growth in a key segment; design wins; and integrated roadmaps (Aristos and Adaptec, post the acquisition of Aristos). The Committee established these goals, in consultation with Mr. Sundaresh and our Vice President of Human Resources, as stretch goals and believed that, taken as a whole, they were achievable but very difficult. With respect to the financial goals for the second six months of fiscal 2009, to reach the 100% level, we had to achieve a pro-forma OPBT between a loss of $1.5 million and breakeven ($0 million). Actual pro-forma OPBT was a loss of $5.75 million. In the second half of fiscal 2009, we set a financial performance goal that acknowledged the high probability of an OPBT loss because of the anticipated impact during this period of the Aristos acquisition. Notwithstanding this expectation, the Committee determined that it was in our interest to provide an incentive to our executives to limit the amount of the expected loss. Partly because economic conditions deteriorated globally during the second half of our fiscal year, the stretch financial goal was not achieved. Accordingly the Committee approved of a funding budget of only 13.125% of the AIP target. This funding budget was determined by the following weighted average calculation: (52.5% x 25%

corporate goals) + (0% x 75% financial goals) = 13.125%. Mr. Sundaresh recommended, and the Committee agreed, that he would forgo his budgeted portion of the bonus incentive of $25,102 for the second six months due to our performance and the present economic situation, and instead distribute that portion of the funds to other deserving employees. Based on the attainment of the corporate and financial goals, Mr. Lowe’s budgeted target was $8,531; the Committee approved an actual award of $12,000 after taking into account Mr. Lowe’s successful individual work on the evaluation of the patent portfolio and our strategy development. Ms. Dotz’s budgeted target was $8,695; the Committee approved an actual award of $15,000 after taking into account her exceptional individual goal achievement of managing our cash and reducing our overhead costs. Mr. Gupta did not receive his budgeted target as noted under “Acquisition of Aristos.” Mr. Noellert is not eligible for our AIP. Mr. Noellert achieved 72.5% of his commission plan.

As shown in the table below, in total for fiscal 2009, combining the two six month periods, Messrs. Sundaresh and Lowe, and Ms. Dotz received less than their targets based on our and their individual performance. Mr. Sundaresh received a total cash incentive of 42.2% of his base salary; Ms. Dotz received 32.1% of her base salary and Mr. Lowe received 27.7% of his base salary. Mr. Noellert received $77,800 of his commission plan, or 35.9%, of his base salary.

Name	Role	Base Salary	Annual Target % of Base Salary	Annual Achieved % of Base Salary	Total Award
Subramanian “Sundi” Sundaresh	Former Chief Executive Officer	$450,000	85%	42.2%	$190,000

Mary L. Dotz	Vice President and Chief Financial Officer	$265,000	50%	32.1%	$85,000

Marcus D. Lowe	Former Vice President of Marketing and Business Development	$260,000	50%	27.7%	$72,000

John Noellert	Former Vice President of World Wide Sales	$217,000	43%	35.9%	$77,800

Equity-Based Long Term Incentive Compensation. In fiscal 2009, the Committee determined that our overhang rate (the percentage of shares held by our employees and the number available to grant as a percent of total shares outstanding) of 20% exceeded industry norms. We had over 21 million shares available to grant to our employees due in large measure to the number of awards that were cancelled as a result of prior company downsizing (awards covering over 20 million shares were cancelled in fiscal years 2006 through 2008). The Committee determined that the number of shares available for future issuance under the 2004 Equity Incentive Plan should be reduced and could be reduced given the projected need for employee stock and option awards in the three-year planning horizon. As a result, the Committee and Board approved, and the stockholders also approved at the 2008 Annual Meeting of Stockholders, the amended 2004 Equity Incentive Plan to reduce the shares available to 14.5 million shares. However, the 2004 Equity Incentive Plan allows the shares available to increase above the 14.5 million shares by the number of shares of common stock that are released from or reacquired by us from awards outstanding under our 1999 Stock Plan and 2000 Nonstatutory Stock Option Plan. The amended 2004 Equity Incentive Plan also included modifications permitting all of the shares to be granted as either options, restricted stock, and/or restricted stock units and providing for acceleration of vesting only in the event of a ‘double trigger’ (that is a Change of Control coupled with termination (or constructive termination) of employment by the acquiring company). We also committed to limit its fiscal year gross “burn rate” of equity awards to 4.8% or less. With the change in the Plan, the overhang was reduced to 15.5%, in-line with industry benchmarks.

The Committee prefers to use stock options and performance-contingent stock awards to ensure that our executive officers have a continuing stake in our long-term success and to better align their interests with the interests of our stockholders. In the first half of the fiscal year, the Committee was concerned, based in part on the advice of its advisors, that outstanding stock options with exercise prices in excess of our stock price were not providing adequate short-term retention incentive to retain executives in a declining market for us and the industry. Accordingly, the Committee determined to include, as part of fiscal 2009, compensation time-based restricted stock awards with a shorter, two-year vesting schedule as a retention tool. In addition, to ensure longer-term alignment of executive and shareholder interests, the Committee continued the past practice of granting options with a three-year vesting schedule to promote shareholder value growth, and introduced for the first time performance-contingent stock as a substitute for some of what would have been, in the past, time-based restricted stock grants. Vesting of the performance-contingent stock is tied to us achieving positive OPBT of 10% of revenue and a return on net assets of 20%. The time-based restricted full-value stock and the option grants were granted in August 2008 and the performance-contingent stock units were granted in April 2009 tying them to our performance beginning in fiscal 2010. The performance-contingent stock, granted shortly after the close of fiscal 2009, is listed below and will be part of the executive officers compensation tables for fiscal 2010. They are not listed in the executive officers compensation tables for fiscal 2009. The Committee believes that this three-prong approach to equity awards achieved the goals of short term retention needed due to the lack of short-term value in prior option grants, and providing management an incentive to improve financial performance to the benefit of shareholders while also minimizing potential dilution and compensation expense. In the future, the Committee plans to grant a combination of options and performance-contingent stock to our executives and limit the use of time-based restricted stock to special situations. The Committee believes that this approach will further align the interests of senior management more closely with shareholders.

The 50th percentile of the Radford surveys noted above was used as a reference point in setting the level of all executive officers’ equity awards. The Committee evaluated the value of awards to determine a recommended range for each of our executive officers based on their relative positions and responsibilities within us. Mr. Sundaresh’s equity compensation was evaluated by reference to the CEO position; Ms. Dotz to the CFO/Senior Financial Executive position; Mr. Lowe to the Senior Business Development Executive and/or the Senior Marketing Executive position; and Mr. Noellert to the Senior Worldwide Sales Executive position. The Committee granted options covering a larger number of shares subject to three-year vesting and a larger number of shares of three year performance-contingent stock than of two-year time-based restricted stock due to its desire to emphasize longer term financial performance with the goal of benefiting our stockholders. The lower number of shares subject to awards granted to Mr. Lowe reflects the more limited nature of his business development role compared to the financial and sales roles held by Ms. Dotz and Mr. Noellert. The cumulative value of the awards were determined by calculating the stock option award value using a Black-Scholes methodology, and the time-based and performance-contingent restricted stock awards using their full-value at grant date. The results were then compared to the 50th percentile of equity grants noted in the Radford surveys above.

Name	Role	August 2008 (FY’09) Time-based Restricted Stock Grant (Shares)	August 2008 (FY’09) Option Grant (Shares)	April 2009 (FY’10) Performance Contingent Stock Grant (Shares)
Subramanian “Sundi” Sundaresh	Former Chief Executive Officer	75,000	160,000	100,000

Mary L. Dotz	Vice President and Chief Financial Officer	25,000	50,000	45,000

Marcus D. Lowe	Former Vice President of Marketing and Business Development	20,000	40,000	30,000

John Noellert	Former Vice President of World Wide Sales	25,000	50,000	45,000

Mr. Gupta, our former Vice President and General Manager of the Storage Technology Products, joined us in September 2008 and was granted a new hire award consisting of an option to purchase 40,000 shares of Adaptec Stock and a restricted stock grant of 127,500 that was subject to certain performance-based vesting criteria. Mr. Gupta’s employment with us was terminated prior to the vesting of any portion of the option award and any shares of the restricted stock grant. For more information regarding Mr. Gupta’s compensation, please see “Acquisition of Aristos—Mr. Gupta” below.

The Grants of Plan-Based Awards table below further describes the option grants and restricted stock awards made to the executive officers during the fiscal year.

All equity-based awards have been reflected in our Consolidated Financial Statements. We do not have any program, plan or practice that requires us to grant equity-based awards to our executive officers on specified dates and we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. Our practice has been to grant equity-based awards at regularly scheduled Committee and Board meetings. The exercise prices of options are determined based on the closing price of our common stock on the date that the grants are approved.

Perquisites. Our executive officers are eligible for the same health and welfare programs and benefits as other Adaptec employees. In addition, all vice president level executives, including our executive officers, receive a car allowance valued at $650 per month, and are eligible for an annual executive physical. In addition, executive officers receive reimbursement for personal financial and tax advice up to $2,500 per year, and survivor benefit management services up to a maximum of $3,000.

Acquisition of Aristos—Mr. Gupta

Total Compensation. We acquired Aristos, a provider of RAID silicon and software products, in September 2008. Mr. Gupta served as Aristos’ President and CEO from June 2000 until the acquisition. Mr. Gupta joined us in the role of Vice President and General Manager of Storage Technology Products. Post acquisition, his base pay was maintained by us at the same level he was receiving with Aristos: $267,586. We decided not to change his base pay in part because it was consistent with the 50th percentile of the Radford Total Company Results ($50 million—$200 million revenue) survey and the 47th percentile of the Radford Total Custom Company Results ($100 million—$500 million revenue) survey for a Division Senior Executive position. Mr. Gupta received a new hire stock award consisting of an option to purchase 40,000 shares of our stock and a restricted stock grant of 127,500 shares. The option was to vest 33% on the one-year anniversary of his hire date and quarterly thereafter, at 8.375% per quarter, and was to be fully vested at the end of three years. The restricted stock award was to vest upon achieving specific gross profit measurements and the release of certain new products to production. Specifically, Mr. Gupta would vest as to 52,500 shares of the stock award upon achievement of 100% of the target gross profit goal and as to and additional 52,500 shares of the stock award upon achievement of 200% of the gross profit goal attained by April 2010, and as to 22,500 shares of the stock award upon release of certain new products to production. The Committee established these goals as stretch goals and believed that, taken as a whole, they were achievable but difficult. These grants were determined in the context of the acquisition, and were also based on the Radford surveys noted above and with reference to the value of unvested equity held by other executives. All equity awards to Mr. Gupta were contingent on his continued employment at the time of vesting.

For the second half of fiscal 2009, the target bonus payment for Mr. Gupta was 50% of his base salary. Based on AIP achievement for the time period, Mr. Gupta was eligible for 11.25% of targeted funding multiplied by his 50% incentive, totaling 5.6% of his base salary. The Committee decided not to award this modest incentive due to us not achieving the Aristos revenues that had been forecast at the time of the acquisition. Mr. Gupta did receive payments of $1,119,757 and $56,476, respectively, under the Management Liquidation Pool and Special Employee Bonus Pool established pursuant to the merger agreement by which we acquired Aristos.

Effective as of April 10, 2009, Mr. Gupta’s employment with us was terminated due to the realignment of our organizational structure post merger and Mr. Gupta entered into a Separation Agreement with us. Pursuant to the separation agreement Mr. Gupta received a severance payment of $231,565 and a payment representing accrued vacation time of $26,840. Mr. Gupta provided us with a general release of all claims. Mr. Gupta’s new hire option award to purchase 40,000 shares of our stock and his restricted stock grant of 127,500 shares did not vest and were cancelled.

Employment Contracts

As of March 31, 2009, we had entered into employment agreements with each of our executive officers based on an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. These employment agreements provide that if such officer is terminated other than for “cause” (which includes violation of material duties, refusal to perform his/her duties in good faith, breach of his/her employment agreement or employee proprietary information agreement, poor performance of duties, arrest for a felony or certain other crimes, substance abuse, violation of law or our policy, prolonged absence from duties or death), he or she is entitled to receive (1) his or her unpaid base salary and unused vacation benefits he or she has accrued prior to the date of his of her termination; (2) a one-time payment equal to 12 months of base salary for Mr. Sundaresh, and nine months of base salary for Ms. Dotz, and Messrs. Lowe, Noellert and Gupta, plus an additional week of base salary for each year of service beyond three years of service with the Company (and Aristos for Mr. Gupta); (3) outplacement services in an amount not to exceed $10,000 for Messrs. Sundaresh and Lowe or $5,000 for Ms. Dotz and Messrs. Noellert and Gupta; and (4) reimbursement for coverage for the executive officer and his or her dependents under Adaptec’s health, vision and dental insurance plans pursuant to COBRA for a 12-month period for Mr. Sundaresh, and a nine-month period for Ms. Dotz and Messrs. Lowe, Noellert, and Gupta following the termination of employment. The Committee (including its predecessors) selected these amounts at the time these executives were hired by us (or promoted to an executive position) based on its reasoned judgment, including considering prior practice within Adaptec, information gathered from outplacement companies and, for agreements entered into after the Committee retained Compensia in January 2007, severance data provided by Compensia.

Employment agreements for Ms. Dotz and Messrs. Noellert and Gupta had a three-year term. Employment agreements for Messrs. Sundaresh and Lowe did not have a term limit because they were given prior to term limit implementation by the Committee. Each of the employment agreements of Messrs. Sundaresh, Lowe, Noellert and Gupta and Ms. Dotz also allow for the granting of stock options and stock awards under the 2004 Equity Incentive Plan as deemed appropriate by Adaptec’s CEO and/or the Board. In addition, the employment agreement for Ms. Dotz provides for: (i) the payment of a $25,000 retention bonus on each of October 1, 2008 and April 1, 2009 if she is an active employee of us on those dates, (ii) an option to purchase 125,000 shares of our common stock at a price equal to the fair market value of our common stock on the date of grant, vesting with respect to 25% of the underlying shares on the first anniversary of Ms. Dotz’s hire date and with respect to the balance of the shares in equal quarterly installments over the following 36 months of service and (iii) a restricted stock award of 50,000 shares, 50% of which will vest on the first anniversary of her hire date and the remaining 50% of which will vest on the second anniversary of her hire date.

Mr. Sundaresh’s employment with us was terminated effective as of January 4, 2010. In connection with his termination, the Company and Mr. Sundaresh agreed upon the following severance arrangement in consideration of Mr. Sundaresh signing a general release in favor of us (collectively, the “Separation Agreement”): (1) a lump-sum severance payment equal to $460,000, (2) reimbursement of COBRA premium benefit payments for up to one year or until January 31, 2011, (3) acceleration of 398,334 unvested stock options, which will be immediately vested and exercisable on January 4, 2010, (4) the exercisability of all vested stock options on January 4, 2010 will be extended to the later of six months after a closing of a sale of our operations or September 30, 2010, unless the term of the option expires prior to any of those dates, (5) acceleration of 50,000 unvested restricted stock awards on January 4, 2010 (6) cancellation of 175,000 unvested restricted stock units on January 4, 2010 and (7) reimbursement up to $10,000 for legal fees incurred in connection with negotiating the Separation Agreement.

In addition, Mr. Sundaresh entered into a Consulting Service Agreement with us dated as of December 21, 2009 (“Consulting Agreement”). The Consulting Agreement provides that Mr. Sundaresh will receive $500 per hour for services provided up through December 31, 2010, and will be reimbursed for reasonable expenses incurred in accordance with our policies and practices. The Consulting Agreement also provides for Mr. Sundaresh to receive additional compensation based on the achievement of specified objectives, including objectives related to the potential sale or other disposition of certain of our assets and business operations. The Separation Agreement and Consulting Agreement supersede all prior agreements, negotiations and discussions between the parties.

Mr. Noellert’s employment with us was terminated effective November 20, 2009. In connection with his termination, Mr. Noellert received, in part: (1) a lump-sum payment equal to twelve months of his target annual earnings, less applicable taxes and withholdings; (2) a lump-sum payment equal to $12,000; (3) reimbursement of COBRA benefit payments until November 30, 2010; (4) outplacement services valued at up to $5,000 and (5) reimbursement of $6,539 for legal fees incurred in connection with the termination.

Mr. Lowe’s employment with us was terminated effective March 5, 2010. In connection with his termination, Mr. Lowe received, in part: (1) a lump-sum severance payment equal to $260,000, less applicable taxes and withholdings; (2) a targeted bonus payment equal to $130,000, less applicable taxes and withholdings; (3) reimbursement of COBRA benefit payments until March 31, 2011; and (4) outplacement services valued at up to $10,000.

Change of Control

As of March 31, 2009, the change of control arrangements of our executive officers, also set forth in their employment agreements, are as follows:

If within one year of a change of control (1) there is a material reduction of the annual base and target incentive compensation specified in his or her employment agreement to which he or she does not consent, (2) there is a failure of our successor after a change of control to assume his or her employment agreement, (3) his or her employment is terminated without cause by our successor, (4) there is a substantial change in his or her position or responsibility or (5) his or her position relocates to more than 25 additional commute miles (one way) and he or she elects to be terminated, then he or she will receive, upon signing a separation agreement and general release: (a) a one-time payment equal to his or her then-current annual base pay for Messrs. Lowe, Noellert and Gupta (one and one-half times annual base pay in the case of Mr. Sundaresh and nine months of base pay for Ms. Dotz), (b) his or her then-current targeted bonus payout, (c) COBRA benefits for one year for Messrs. Sundaresh, Lowe, Noellert and Gupta (nine months in the case of Ms. Dotz), (d) outplacement services not to exceed $10,000 for Messrs. Sundaresh and Lowe ($5,000 in the case of Ms. Dotz and Messrs. Noellert and Gupta), and (e) accelerated vesting of his or her stock options and restricted stock awards as provided for under the 2004 Equity Incentive Plan. The Agreements do not provide for any tax gross-ups.

Under our 1990 Stock Plan, 1999 Stock Plan and our 2004 Equity Incentive Plan, in the event of a change in control, any awards outstanding upon the date of such change in control will have “single trigger” vesting accelerated as of the date of such change in control as to an additional 25% of the unvested shares subject to such awards. We no longer make awards under our 1990 and 1999 Stock Plans. As discussed more fully below, the Committee determined during fiscal 2009, effective for awards made on or after October 23, 2008, to no longer make awards that provide for “single trigger” acceleration. However, the Committee left unchanged a provision of the plan providing that, if within 12 months following a change in control, an employee is terminated by the successor employer for any reason (a “double trigger”), such employee’s awards outstanding upon such change in control that are not yet exercisable and vested on such date shall become 100% vested and exercisable. As discussed above, as a result of the change in the composition of the Board of Directors, a “change of control”, as defined in our 2004 Equity Incentive Plan, occurred for awards granted prior to October 23, 2008. As a result,

(i) 25% of a participants unvested pre-October 23, 2008 awards vested and (ii) if an equity award recipient is terminated prior to November 5, 2010, all remaining then unvested pre-October 23, 2008 awards will accelerate on the termination date. No “change of control” has occurred for awards granted on or after October 23, 2008.

The Committee eliminated the “single trigger” acceleration of vesting upon a change in control described above, effective for all awards on or after October 23, 2008. With this change and the three-year term limit, we believe our future executive severance and change of control practices are now more generally in line with those in place at other technology companies. We believe these change of control arrangements, the value of which are contingent on the value obtained in a change of control transaction, effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which comprise a significant component of each executive’s compensation. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. Except for the acceleration of a portion of the grants previously given to our executive officers as described above, our change of control arrangements for our executive officers are “double trigger,” meaning that acceleration of vesting does not occur upon a change of control unless the executive’s employment is terminated involuntarily (other than for cause) within 12 months following the transaction. We believe this structure strikes the appropriate balance between executive recruitment and retention, the needs of potential acquiring companies, who often place significant value on retaining an executive team, and our desire to contain the cost of any change in control to our shareholders.

Nonqualified Deferred Compensation

The Adaptec Deferred Compensation Plan was terminated in fiscal 2008 resulting in the distributions of funds held under the plan during fiscal 2008 to the named executive officers who participated in the plan.

Executive Compensation Tables

Summary Compensation Table

The following table provides information with respect to the compensation earned during fiscal 2007, 2008 and 2009 by our CEO, our CFO, and our two other highest paid executive officers who were serving as executive officers at the end of fiscal 2009, as well as one additional former executive officer who was serving as an executive officer at the end of fiscal 2009. We refer to these five executive officers as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)			Stock Awards ($) (1)		Option Awards ($) (1)		Non- Equity Incentive Plan Compen- sation ($) (2)			Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)		All Other Compen- sation ($) (3)			Total ($)
Subramanian “Sundi” Sundaresh Chief Executive Officer and President(4)	2009 2008 2007	$ $ $	450,000 450,000 450,000	$ $ $	— — —		$ $ $	527,144 369,966 90,981	$ $ $	268,673 228,098 163,336	$ $ $	190,000 303,075 180,000		$ $ $	— 29,927 32,455	$ $ $	29,223 26,976 27,004		$ $ $	1,465,040 1,408,042 943,776

Mary L. Dotz Vice President and Chief Financial Officer	2009 2008 2007	$ $ $	265,000 1,020 —	$ $ $	50,000 — —	(5)	$ $ $	98,220 — —	$ $ $	50,065 — —	$ $ $	85,000 — —		$ $ $	— — —	$ $ $	13,485 49 —		$ $ $	561,770 1,069 —

Marcus D. Lowe Vice President of Marketing and Business Development	2009 2008 2007	$ $ $	260,000 260,000 260,000	$ $ $	— 130,000 —	(6)	$ $ $	179,684 131,474 32,753	$ $ $	91,075 80,740 89,889	$ $ $	72,000 56,000 67,000		$ $ $	— — —	$ $ $	21,404 22,738 17,939		$ $ $	624,163 680,952 467,581

Anil Gupta Vice President and General Manager of Storage Technology Products	2009 2008 2007	$ $ $	156,000 — —	$ $ $	1,176,233 — —	(7)	$ $ $	79,652 — —	$ $ $	8,408 — —	$ $ $	— — —		$ $ $	— — —	$ $ $	269,319 — —	(8)	$ $ $	1,689,612 — —

John Noellert Vice President of Worldwide Sales	2009 2008	$ $	217,000 211,700	$ $	— 103,333	(6)	$ $	115,919 60,789	$ $	40,589 25,760	$ $	77,800 71,300	(9) (9)	$ $	— —	$ $	20,975 21,870		$ $	472,283 494,752

(1)	The amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate fair value recognized for fiscal 2009, 2008 and 2007 for financial statement reporting purposes pursuant to Accounting Standards Codification (“ASC”) Topic 718 of stock options and awards granted in those and prior fiscal years, with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. The assumptions used to calculate the value of option awards are set forth under Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(2)	The amounts shown in this column represent payments made pursuant to the terms of our Adaptec Incentive Plan and, with respect to Mr. Sundaresh, also include a performance bonus of $112,500 for fiscal 2008 pursuant to the terms of his incentive performance agreement entered into on August 31, 2007. For more information regarding our Adaptec Incentive Plan, see “Compensation Discussion and Analysis.”

(3)	The amounts shown in this column consist of one or more of the following: health and life insurance premiums paid by Adaptec, an automobile allowance, matching contributions made to the officer’s 401(K) plan, medical reimbursement, financial planning services and employee stock purchase plan disqualifying dispositions and payout of vacation.

(4)	As discussed above, Mr. Sundaresh’s employment with us was terminated effective January 4, 2010 (after fiscal 2009 year-end).

(5)	Consists of two $25,000 retention payments.

(6)	The amounts shown represent retention bonuses paid pursuant to the terms of retention agreements that we entered into with these executive officers on August 14, 2007. As discussed above, Mr. Noellert’s and Mr. Lowe’s employment with us was terminated effective November 20, 2009 and March 5, 2010, respectively (after fiscal 2009 year-end).

(7)	Consists of a management liquidation pool of $1,119,757 and a special employee bonus pool of $56,476, which were established pursuant to the merger agreement by which we acquired Aristos.

(8)	As discussed above, Mr. Gupta was notified on March 31, 2009 that his employment with us terminated on April 10, 2009 (after fiscal 2009 year-end). As a result of this termination, Mr. Gupta received a severance payment of $231,565, a payment representing accrued vacation time of $26,840. The remaining $10,914 represents payments made for health and life insurances premiums and Mr. Gupta’s automobile allowance.

(9)	Mr. Noellert was not eligible to participate in the AIP, as his target bonus payment is tied to sales achievement. Amounts represent commissions paid to Mr. Noellert.

Grants of Plan-Based Awards

The following table provides certain information with respect to grants of awards made to the named executive officers during fiscal 2009. The table also provides information with regard to cash bonuses for fiscal 2009 under our performance-based, non-equity incentive plan to the named executive officers.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Subramanian “Sundi” Sundaresh (5)	—	$—	$382,500	$765,000	—	—	—	—	—	$—	$—
	08/04/2008	$—	$—	$—	—	—	—	—	160,000	$3.78	$205,712
	08/04/2008	$—	$—	$—	—	—	—	75,000	—	$—	$283,425

Mary L. Dotz	—	$—	$132,500	$265,000	—	—	—	—	—	$—	$—
	08/04/2008	$—	$—	$—	—	—	—	—	50,000	$3.78	$64,285
	08/04/2008	$—	$—	$—	—	—	—	25,000	—	$—	$94,475

Marcus D. Lowe (6)	—	$—	$130,000	$260,000	—	—	—	—	—	$—	$—
	08/04/2008	$—	$—	$—	—	—	—	—	40,000	$3.78	$51,428
	08/04/2008	$—	$—	$—	—	—	—	20,000	—	$—	$75,580

Anil Gupta (7)	—	$—	$133,793	$267,586	—	—	—	—	—	$—	$—
	09/04/2008	$—	$—	$—	—	—	—	—	40,000	$3.60	$55,104
	10/23/2008	$—	$—	$—	—	75,000	127,500	—	—	$—	$361,973

John Noellert (8)	08/04/2008	$—	$—	$—	—	—	—	—	50,000	$3.78	$64,285
	08/04/2008	$—	$—	$—	—	—	—	25,000	—	$—	$94,475

(1)	Represents potential cash payments to be earned under the 2010 Adaptec Incentive Plan.

(2)	The awards granted to Ms. Dotz and Messrs. Sundaresh, Lowe and Noellert vest with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(3)	The stock options granted to Ms. Dotz and Messrs. Sundaresh, Lowe and Noellert vest with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(4)	The amounts reflect the value we determined for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC Topic 718. For additional information on the valuation assumptions underlying the grant date fair value of these awards see Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2009.

(5)	As discussed above, Mr. Sundaresh’s employment with the Company was terminated effective January 4, 2010.

(6)	As discussed above, Mr. Lowe’s employment with the Company was terminated effective March 5, 2010.

(7)	As discussed above, Mr. Gupta’s employment with the Company was terminated effective April 10, 2009 and all of his equity awards expired prior to any portion of such awards vesting.

(8)	As discussed above, Mr. Noellert’s employment with the Company was terminated effective November 20, 2009.

Outstanding Equity Awards

The following table provides information with respect to each unexercised stock option and unvested restricted stock award held by the named executive officers as of March 31, 2009.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Subramanian “Sundi” Sundaresh (8)	224,999	75,001	(2)	$3.65	05/23/2012	100,000	(3)	$240,000	—	—
	100,000	—		$3.45	09/19/2010	75,000	(4)	$180,000	—	—
	137,500	12,500	(5)	$4.24	06/14/2013	—		$—	—	—
	112,500	37,500	(6)	$4.48	11/13/2013	—		$—	—	—
	26,666	133,334	(7)	$3.78	08/04/2015	—		$—	—	—
Total	601,665	258,335				175,000		$420,000	—	—

Mary L. Dotz	31,250	93,750	(9)	$2.94	03/31/2015	25,000	(10)	$60,000	—	—
	8,332	41,668	(11)	$3.78	08/04/2015	25,000	(12)	$60,000	—	—
Total	39,582	135,418				50,000		$120,000	—	—

Marcus D. Lowe (27)	70,000	30,000	(13)	$4.17	07/11/2012	35,000	(14)	$84,000	—	—
	80,000	—		$3.45	09/19/2010	20,000	(15)	$48,000	—	—
	45,832	4,168	(16)	$4.24	06/14/2013	—		$—	—	—
	37,500	12,500	(17)	$4.48	11/13/2013	—		$—	—	—
	6,666	33,334	(18)	$3.78	08/14/2015	—		$—	—	—
Total	239,998	80,002				55,000		$132,000	—	—

Anil Gupta (19)	40,000	—		$3.60	09/04/2015	—		$—	127,500	$306,000

John Noellert (20)	16,250	8,750	(21)	$5.75	12/15/2012	25,000	(22)	$60,000	—	—
	13,750	1,250	(23)	$4.24	06/14/2013	25,000	(24)	$60,000	—	—
	5,250	1,750	(25)	$4.48	11/13/2013	—		$—	—	—
	8,332	41,668	(26)	$3.78	08/14/2015	—		$—	—	—
Total	43,582	53,418				50,000		$120,000	—	—

(1)	The market value of the shares of restricted stock that have not yet vested was calculated based on the closing trading price for our common stock on The NASDAQ Global Market on March 31, 2009 of $2.40 per share.

(2)	This option vested with respect to 20% of the underlying shares on May 23, 2006 and vests with respect to an additional 5% of the underlying shares at the end of each subsequent three-month period such that the option will be fully vested on May 23, 2010.

(3)	These shares of restricted stock vested on August 23, 2009.

(4)	These shares of restricted stock vested with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(5)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on June 14, 2009.

(6)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on November 13, 2009.

(7)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(8)	As discussed above, Mr. Sundaresh’s employment with us was terminated effective January 4, 2010. As of January 4, 2010, Mr. Sundaresh held unvested stock options and restricted stock, issued under our 2004 Equity Incentive Plan, for a total of 623,334 shares of our common stock. In connection with his termination, all unvested stock options became immediately vested and exercisable as of January 4, 2010. On January 4, 2010, 50,000 shares of restricted stock granted on August 4, 2008 became immediately vested and exercisable, and 175,000 shares of restricted stock granted on April 2, 2009 and August 3, 2009 were cancelled. The period in which Mr. Sundaresh can exercise his stock options was extended until the later of (i) six months after a sale of our operations or (ii) September 30, 2010; provided, however, that the stock options granted on September 19, 2005 for an aggregate of 100,000 shares of our common stock shall in no event extend beyond September 18, 2010.

(9)	This option vests with respect to 25% of the underlying shares on March 31, 2009 and with respect to an additional 6.25% of the underlying shares at the end of each subsequent three-month period such that the options will be fully vested on March 31, 2012.

(10)	These shares of restricted stock will vest on March 31, 2010.

(11)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(12)	These shares of restricted stock vested with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(13)	This option vested with respect to 20% of the underlying shares on July 11, 2006 and vests with respect to an additional 5% of the underlying shares at the end of each subsequent three-month period such that the option will be fully vested on July 11, 2010.

(14)	These shares of restricted stock will vest on August 23, 2009.

(15)	These shares of restricted stock vested with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(16)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option fully vested on June 14, 2009.

(17)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option fully vested on November 13, 2009.

(18)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(19)	As discussed above, Mr. Gupta’s employment with us was terminated effective April 10, 2009. In connection with his termination, all of his unexercisable stock options have terminated, his exercisable options will expire, if not exercised, by their expiration date, and all of his unvested shares of restricted stock have been forfeited.

(20)	As discussed above, Mr. Noellert’s employment with us was terminated effective November 20, 2009. In connection with his termination, all of his 145,417 unexercisable stock options terminated on November 20, 2009, his 61,583 exercisable stock options will expire if not exercised by February 20, 2010, and all of his 89,166 unvested shares of restricted stock have been forfeited on November 20, 2009.

(21)	This option vested with respect to 20% of the underlying shares on December 15, 2006 and vests with respect to an additional 5% of the underlying shares at the end of each subsequent three-month period such that the option will be fully vested on December 15, 2010.

(22)	These shares of restricted stock vested on August 23, 2009.

(23)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option fully vested on June 14, 2009.

(24)	These shares of restricted stock vested with respect to 33.33% of the underlying shares on August 4, 2009, with the remainder of the shares vesting on August 4, 2010.

(25)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option fully vested on November 13, 2009.

(26)	This option vests with respect to 8.33% of the underlying shares at the end of each three-month period such that the option will be fully vested on August 4, 2011.

(27)	As discussed above, Mr. Lowe’s employment with us was terminated effective March 5, 2010. In connection with his termination, all of his 83,334 unexercisable stock options terminated on March 5, 2010, his 328,333 exercisable stock options will expire if not exercised by June 5, 2010, and all of his 55,000 unvested shares of restricted stock have been forfeited on March 5, 2010.

Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards held by the named executive officers that vested during the year ended March 31, 2009. None of the named executive officers exercised any stock options during fiscal 2009.

	Stock Awards
Name	Number of Shares Acquired On Vesting ($)		Value Realized On Vesting (11)
Subramanian “Sundi” Sundaresh	25,000	(1)	$82,500
	100,000	(2)	$383,000
	25,000	(3)	$75,250

Mary L. Dotz	25,000	(4)	$60,000

Marcus D. Lowe	9,000	(5)	$29,700
	35,000	(6)	$134,500
	9,000	(7)	$27,090

Anil Gupta	—		$—

John Noellert	3,000	(8)	$9,900
	25,000	(9)	$95,750
	1,750	(10)	$5,268

(1)	On June 16, 2008, the shares of restricted stock vested. However, we retained 8,935 of the shares to satisfy the income tax obligations of Mr. Sundaresh. As a result he received 16,065 shares.

(2)	On August 25, 2008, the shares of restricted stock vested. However, we retained 35,741 of the shares to satisfy the income tax obligations of Mr. Sundaresh. As a result he received 64,259 shares.

(3)	On November 13, 2008, the shares of restricted stock vested. However, we retained 8,935 of the shares to satisfy the income tax obligations of Mr. Sundaresh. As a result he received 16,065 shares.

(4)	On March 31, 2009, the shares of restricted stock vested. However, we retained 9,263 of the shares to satisfy the income tax obligations of Ms. Dotz. As a result she received 15,737 shares.

(5)	On June 16, 2008, the shares of restricted stock vested. However, we retained 3,217 of the shares to satisfy the income tax obligations of Mr. Lowe. As a result he received 5,783 shares.

(6)	On August 25, 2008, the shares of restricted stock vested. However, we retained 12,510 of the shares to satisfy the income tax obligations of Mr. Lowe. As a result he received 22,490 shares.

(7)	On November 13, 2008, the shares of restricted stock vested. However, we retained 3,217 of the shares to satisfy the income tax obligations of Mr. Lowe. As a result he received 5,783 shares.

(8)	On June 16, 2008, the shares of restricted stock vested. However, we retained 794 of the shares to satisfy the income tax obligations of Mr. Noellert. As a result he received 2,206 shares.

(9)	On August 25, 2008, the shares of restricted stock vested. However, we retained 6,611 of the shares to satisfy the income tax obligations of Mr. Noellert. As a result he received 18,389 shares.

(10)	On November 13, 2008, the shares of restricted stock vested. However, we retained 463 of the shares to satisfy the income tax obligations of Mr. Noellert. As a result he received 1,287 shares.

(11)	The closing price of our common stock on The NASDAQ Global Market was $3.30 on June 16, 2008, $3.83 on August 25, 2008, $3.01 on November 13, 2008 and $2.40 on March 31, 2009.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of us, calculated as if each officer’s employment terminated as of March 31, 2009. For purposes of valuing the severance and vacation payout payments in the table below, we used each officer’s base salary rate in effect on March 31, 2009, and the number of accrued but unused vacation days on March 31, 2009.

Name	Benefits	Termination without Cause prior to Change in Control	Change in Control	Termination without Cause or a Constructive Termination within One Year after a Change in Control (1)
Subramanian “Sundi” Sundaresh (2)	Severance	$467,308	$—	$675,000
	Bonus	$—	$—	$382,500
	Equity Acceleration (3)	$—	$120,000	$300,000
	Cobra Premium (4)	$17,492	$—	$17,492
	Vacation Payout	$45,798	$—	$45,798
	Perquisites (5)	$10,000	$—	$10,000
	Total Value	$540,598	$120,000	$1,430,790

Mary L. Dotz	Severance	$198,750	$—	$198,750
	Bonus	$—	$—	$132,500
	Equity Acceleration (3)	$—	$30,000	$90,000
	Cobra Premium (4)	$4,329	$—	$4,329
	Vacation Payout	$5,124	$—	$5,124
	Perquisites (5)	$5,000	$—	$5,000
	Total Value	$213,203	$30,000	$435,703

Marcus D. Lowe (6)	Severance	$200,000	$—	$260,000
	Bonus	$—	$—	$130,000
	Equity Acceleration (3)	$—	$42,000	$90,000
	Cobra Premium (4)	$4,329	$—	$5,772
	Vacation Payout	$37,924	$—	$37,924
	Perquisites (5)	$10,000	$—	$10,000
	Total Value	$252,253	$42,000	$533,696

Anil Gupta (7)	Severance	$231,565	$—	$267,586
	Bonus	$—	$—	$133,793
	Equity Acceleration (3)	$—	$—	$180,000
	Cobra Premium (4)	$13,119	$—	$13,119
	Vacation Payout	$26,840	$—	$26,840
	Perquisites (5)	$5,000	$—	$5,000
	Total Value	$276,524	$—	$626,338

John Noellert (8)	Severance	$238,462	$—	$310,000
	Bonus	$—	$—	$—
	Equity Acceleration (3)	$—	$30,000	$90,000
	Cobra Premium (4)	$13,119	$—	$17,492
	Vacation Payout	$12,691	$—	$12,691
	Perquisites (5)	$5,000	$—	$5,000
	Total Value	$269,272	$30,000	$435,183

(1)	A “constructive termination” event is (1) a material reduction of the annual base and target incentive compensation specified in the officer’s employment agreement to which he does not consent, (2) a failure of Adaptec’s successor after a change of control to assume the officer’s employment agreement, (3) a substantial change in the officer’s position or responsibility or (4) the officer’s position relocates to more than 25 additional commute miles (one way).

(2)	As discussed above, Mr. Sundaresh’s employment with us was terminated effective January 4, 2010.

(3)	Under our 1990 Stock Plan, 1999 Stock Plan and 2004 Equity Incentive Plan, in the event of a Change in Control, any awards outstanding upon the date of such Change in Control will have their “single trigger” vesting accelerated as of the date of such Change in Control as to an additional 25% of the shares subject to such awards. As discussed in “Compensation Discussion and Analysis,” equity awards granted on or after October 23, 2008 will not contain this “single trigger” acceleration. However, if within 12 months following a Change in Control, an employee is terminated by the successor employer for any reason (a “double trigger”), such employee’s outstanding awards that are not yet exercisable and vested on the date of such Change in Control shall become 100% vested and exercisable. The value of the equity acceleration was calculated based on the assumption that the change in control occurred and the officer’s employment terminated on March 31, 2009, and that the fair market value per share of our common stock on that date was $2.40, which was the closing trading price of our common stock on The NASDAQ Global Market on March 31, 2009. The value of option vesting acceleration was calculated by multiplying the number of unvested shares subject to acceleration by the difference between $2.40 and the exercise price per share of the accelerated option. The value of stock vesting acceleration was calculated by multiplying the number of unvested shares by $2.40.

(4)	COBRA payout amounts are estimated based on the monthly premium.

(5)	Perquisites consist of outplacement services through the use of a company or consultant in an amount not to exceed to the values shown in the table.

(6)	As discussed above, Mr. Lowe’s employment with us was terminated effective March 5, 2010.

(7)	As discussed above, Mr. Gupta’s employment with us was terminated effective April 10, 2009. Vacation amounts reflect payments received upon termination. There is no potential additional payout due to a change in control.

(8)	As discussed above, Mr. Noellert’s employment with us was terminated effective November 20, 2009.

As discussed above, Messrs. Sundaresh, Noellert and Gupta ceased employment with us after the end of fiscal 2009. See “Employment Contracts” above for a discussion regarding Mr. Sundaresh’s, Mr. Noellert’s and Mr. Lowe’s separation from the Company. See “Acquisition of Aristos—Mr. Gupta” above for a discussion regarding Mr. Gupta’s separation from the Company.

Director Compensation

Overview

During fiscal 2009, Mr. Sundaresh, our former CEO, received no additional or special compensation for also serving as a director. Our non-employee directors receive a combination of cash and equity compensation for serving on our Board. In addition, we reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. In addition to his compensation as a non-executive member of our Board of Directors, Mr. Quicke will receive $30,000 per month for his service as our Interim President and Chief Executive Officer.

Effective September 4, 2009, the Board confirmed the appointment of Joseph S. Kennedy as Chairman of the Board and approved his full duties and compensation. However, as a result of the consent solicitation by the Steel Group, as discussed elsewhere in this Proxy Statement, Mr. Kennedy resigned from our Board, effective November 6, 2009. The Board confirmed the appointment of Mr. Howard as Chairman of the Board. The Chairman of the Board will collaborate with and assist management, on behalf of the Board, in connection with development of our financial and operating plan and our strategic and product plans. Mr. Howard will also review and evaluate, on behalf of the Board, the functioning and capabilities of our management team and our operations, and perform the duties normally incident to the role of Chairman.

Cash Compensation

In fiscal 2009, our non-employee directors received (1) an annual cash retainer of $26,000 paid at the rate of $6,500 per fiscal quarter, (2) a per-meeting fee of $3,000 for each Board meeting attended (either in person or by telephone); however, the Chairman of the Board may designate a given meeting as a $2,000-reduced-fee meeting and (3) a per-meeting retainer of $1,200 for each Board committee meeting attended that the Chairman of the committee designates a formal meeting. In addition, (1) the Chairman of the Board was entitled to receive an annual retainer of $10,000 and (2) the Chairmen of the Audit, Compensation and Governance and Nominating Committees were entitled to receive an annual retainer of $10,000, $7,000 and $4,500, respectively, and other members of such committees receive one-half of the retainer that the Chairman of such committee receives. The Board retainer and all Board and committee meeting fees are paid quarterly. Board Chairman and committee cash retainers are paid annually, at the end of the fiscal year, and are prorated in the event of partial-year service.

Effective April 2009 (the start of fiscal year 2010), the per-meeting board fee was reduced by the Board to $2,000 for each Board meeting attended (either in person or by telephone); however, the Chairman of the Board may designate a given meeting as a $1,000 reduced-fee meeting. Also effective April 2009, a Committee Chairman may designate a committee meeting as a reduced fee meeting, and in that case, the Committee meeting fee will be $600 instead of $1,200.

In May 2009, the Board formed a committee consisting of Messrs. Castor, Kennedy and Ruisi to review and explore the strategic alternatives of the Company, the Strategic Committee. Subsequently, Mr. Howard was added to the Strategic Committee. At a special meeting of the Board held on November 16, 2009, the Strategic Committee was dissolved, effective immediately. However, in December 2009, the Board formed another Strategic Committee, consisting of Messrs. Ruisi, Castor and Howard, with Mr. Ruisi serving as the Chairman of the Strategic Committee, in order to review and explore strategic alternatives of the Company, including the evaluation and negotiation of a possible sale of our assets and operations. Our Board approved compensation for members of the Strategic Committee in the amount of $500 per hour spent in connection with their service on the Strategic Committee, to a maximum amount payable of $50,000. In addition, members of the Strategic Committee are entitled to reimbursement of all costs incurred by such members in connection with their service on the Strategic Committee.

Equity Compensation

Our 2006 Director Plan is a “discretionary” plan and does not provide for automatic granting of options and other equity awards to our non-employee directors. Instead, our Board approves equity awards under that plan. Our compensation program practice for non-employee directors provided for an initial award of options to purchase 32,500 shares of our common stock and 16,250 shares of restricted stock upon becoming a member of our Board; the option grant and restricted stock vests 33% on the one-year anniversary of service with us and quarterly thereafter and are fully vested at the end of three years. Continuing directors received annual awards of options to purchase 12,500 shares of our common stock that vest quarterly over one year and 6,250 shares of restricted stock that fully vest on the earlier of 12 months from the date of grant or the next annual shareholders meeting.

In May 2009, our Board agreed to change the annual equity award for continuing directors to grants of options to purchase 12,500 shares of our common stock that vest quarterly over one year (and will vest in full at the next annual shareholder meeting if not already fully vested) and 12,500 shares of restricted stock which fully vest on the earlier of the next annual shareholders meeting or 12 months after the date of grant. Initially this change was to be effective at the shareholders meeting previously scheduled for November 2009, however due to the cancellation of such meeting, our Board approved, at a meeting held December 16, 2009, grants of 12,500 shares of restricted stock and options to purchase 12,500 shares of our common stock to members of our Board. Our Board approved a modified vesting schedule for these awards, such that the restricted stock will vest on the earlier of 12 months after the date of grant or the date the applicable director ceases to be a member of our Board.

The stock options granted will vest in four equal quarterly installments, with the first of such installments occurring on March 16, 2010, such that the options will be fully vested on the earlier of December 16, 2010 or the date the applicable director ceases to be a member of our Board. The initial grant for new directors remains unchanged, and is described above.

Equity awards and vesting schedules are subject to change by the Committee with approval by the Board.

Director Compensation Table

The following table provides information with respect to all compensation awarded to, earned by or paid to each person who served as a director (except for Mr. Sundaresh, who received no additional compensation for his service on our Board prior to his removal from the Board) for some portion or all of fiscal 2009. Other than as set forth in the table and the footnotes thereto and in the narrative above, we did not pay any fees, make any equity or non-equity awards, or pay any other compensation to our directors during fiscal 2009.

	Equity Awards (10)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (1)		Total ($)
Jon S. Castor	$91,100	$17,276	(2)	$23,863	(3)	$132,239
Jack L. Howard	$68,150	$6,184	(2)	$4,592	(3)	$78,926
Joseph S. Kennedy (4)	$64,825	$17,276	(2)	$10,750	(3)	$92,851
Robert J. Loarie (5)	$70,600	$17,276	(2)	$10,750	(3)	$98,626
D. Scott Mercer (6)	$41,088	$8,636		$4,334		$54,058
John Mutch	$78,000	$24,794	(2)	$17,821	(3)	$120,615
John J. Quicke	$70,900	$6,184	(2)	$4,592	(3)	$81,676
Lawrence J. Ruisi	$30,100	$5,359	(7)	$3,670	(8)	$39,129
Douglas E. Van Houweling (9)	$62,900	$17,276	(2)	$10,750	(3)	$90,926

(1)	These amounts reflect the dollar amount of expense recognized for financial statement reporting purposes for fiscal 2009 in accordance with ASC Topic 718 of stock awards and options granted in 2009 and prior fiscal years, with the exception that estimated forfeitures related to service-based vesting were disregarded in calculating these amounts. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2009.

(2)	We awarded each of Mr. Castor, Mr. Howard, Mr. Kennedy, Mr. Loarie, Mr. Mutch, Mr. Quicke and Mr. Van Houweling, 6,250 shares of restricted stock on October 23, 2008. Messrs. Castor, Kennedy, Loarie and Van Houweling were each awarded an additional 2,483 shares of restricted stock on October 23, 2008. These awards will become fully vested on the earlier of October 23, 2009 or the date of the 2009 Annual Meeting of Stockholders. The full grant date fair value for each of the awards of 6,250 shares was $17,744 and for each award of 2,483 shares, was $7,049, or $2.84 per share, computed in accordance with ASC Topic 718.

(3)	We granted each of Mr. Castor, Mr. Howard, Mr. Kennedy, Mr. Loarie, Mr. Mutch, Mr. Quicke and Mr. Van Houweling options to purchase 12,500 shares of our common stock on October 23, 2008. Messrs. Castor, Kennedy, Loarie and Van Houweling were each granted additional options to purchase 4,966 shares of our common stock on October 23, 2008. These options vested with respect to 25% of the shares covered by the option on a quarterly basis (with the first vesting date being January 23, 2009) such that the options will become fully vested on the earlier of October 23, 2009 or the date of the 2009 Annual Meeting of Stockholders. The full grant date fair value for each of the awards of options to purchase 12,500 shares was $11,031, and for each of the awards of options to purchase 4,966 shares, was $4,383, or $0.88 per share, computed in accordance with ASC Topic 718.

(4)	Mr. Kennedy resigned from our Board of Directors effective November 6, 2009.

(5)	Mr. Loarie was removed from our Board of Directors effective October 30, 2009.

(6)	Mr. Mercer did not stand for re-election at our Annual Meeting of Stockholders held on October 23, 2008.

(7)	We awarded Mr. Ruisi 16,250 shares of restricted stock on October 23, 2008. This award shall vest with respect to 33.33% of the shares on the first anniversary of the grant date, and with respect to 8.33% of the shares quarterly thereafter. The total grant date fair value for this award, computed in accordance with ASC Topic 718, was $46,134, or $2.84 per share.

(8)	We granted Mr. Ruisi an option to purchase 32,500 shares of our common stock on October 23, 2008. This option shall vest with respect to 33.33% of the shares covered by the option on the first anniversary of the grant date and with respect to 8.33% of the shares covered by the option quarterly thereafter. The total grant date fair value for this option, computed in accordance with ASC Topic 718, was $31,593, or $0.97 per share.

(9)	Mr. Van Houweling resigned from our Board of Directors effective December 14, 2009.

(10)	The following table sets forth the number of shares of restricted stock or restricted stock units and the number of shares underlying stock options held by each of the non-employee directors at the end of fiscal 2009:

Name	Shares of Restricted Stock or Restricted Stock Unit Awards	Number of Shares Subject to Options
Jon S. Castor	8,733	62,466
Jack L. Howard	6,250	45,000
Joseph S. Kennedy	8,733	144,966
Robert J. Loarie	8,733	149,966
John Mutch	15,729	45,000
John J. Quicke	6,250	45,000
Lawrence J. Ruisi	16,250	32,500
Douglas E. Van Houweling	8,733	144,966

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Jon S. Castor (Chair), John Mutch and Jack L. Howard. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The member and former member of the Compensation Committee noted below have reviewed and discussed the Compensation Discussion and Analysis section set forth above with management and, based on such review and discussion, the member and former member of the Compensation Committee noted below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jon S. Castor, Chair

John J. Quicke (former member of the

Compensation Committee)

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Report of the Audit Committee

The following is the Report of the Audit Committee with respect to our audited financial statements for our fiscal year ended March 31, 2009.

The Audit Committee’s purpose is, among other things, to assist our Board of Directors in its oversight of its financial accounting, reporting and controls. Our Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent” director within the meaning of the listing standards of NASDAQ. The Audit Committee operates under a written charter, which was formally adopted by the Board of Directors in June 2000 and most recently updated in March 2004.

Our management is responsible for the preparation, presentation and integrity of our financial statements, including setting the accounting and financial reporting principles and designing our system of internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our Consolidated Financial Statements and for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting based on their audit. The Audit Committee oversees these processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or to certify the activities of management or PricewaterhouseCoopers LLP.

The Audit Committee has reviewed and discussed our audited Consolidated Financial Statements for the fiscal year ended March 31, 2009 with management and PricewaterhouseCoopers LLP. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vo. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board. The Audit Committee has discussed with PricewaterhouseCoopers LLP the communications concerning independence and that firm’s independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and its charter, the Audit Committee recommended to the Board of Directors that the audited Consolidated Financial Statements be included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2009.

The preceding report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any of our filings.

AUDIT COMMITTEE

John Mutch, Chair

Jon S. Castor

Lawrence J. Ruisi

Transactions with Related Persons

Related-Person Transactions Policy and Procedures

Any related-person transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board of Directors. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related person transactions, each year, we require our directors and executive officers to complete questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the Governance and Nominating Committee of our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of “independent” as defined in the rules of NASDAQ, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Certain Related Person Transactions

Settlement Agreement with Steel Partners

On October 26, 2007, we entered into a Settlement Agreement (the “Settlement Agreement”) with Steel Partners and Steel Partners II (collectively, “Steel”) to end the election contest that was to occur at our 2007 Annual Meeting of Stockholders.

Pursuant to the Settlement Agreement, we agreed:

•	To increase the size of our Board of Directors from eight to nine members prior to the 2007 Annual Meeting of Stockholders;

•	That Judith M. O’Brien and Charles J. Robel would not stand for re-election at the 2007 Annual Meeting of Stockholders;

•

To nominate, recommend, support and solicit proxies for each of Jack L. Howard, John J. Quicke and John Mutch (collectively, the “Steel Nominees”) for election to our Board of Directors at the 2007 Annual Meeting of Stockholders;

•

Following the election of the Steel Nominees to our Board of Directors at the 2007 Annual Meeting of Stockholders, to appoint John Mutch to our Audit Committee, John J. Quicke to our Compensation Committee and Jack L. Howard to our Nominating and Governance Committee;

•	In the event of a vacancy of a Steel Nominee prior to our 2008 Annual Meeting of Stockholders, to allow Steel Partners to designate another person to our Board of Directors to fill the vacancy;

•	To appoint a Steel Nominee to any committee of our board of directors, if established in the future;

•

That during the period from the date of the 2007 Annual Meeting of Stockholders to the date of our 2008 Annual Meeting of Stockholders, the size of our Board of Directors would not exceed nine members;

•

That during the period from October 26, 2007 to immediately following the 2007 Annual Meeting of Stockholders, we would not enter into any binding agreement or arrangement related to any acquisition or purchase of assets or a business that constitutes 20% or more of our net revenues, net income or assets, or 20% or more of any class or series of our securities, unless either (1) the binding agreement or arrangement requires us to obtain the approval of our stockholders to complete the transaction or (2) Steel Partners provides its prior written approval of such transaction;

•

That following the 2007 Annual Meeting of Stockholders, we and the Steel Nominees would review our business, financial condition, results of operations and outlook and will use commercially reasonable efforts to develop a set of mutually agreeable goals for improving our performance. After we agreed upon these goals, we and the Steel Nominees would use commercially reasonable efforts to engage as soon as reasonably practicable, but no later than 60 days after developing the mutually agreed upon goals, a third-party consultant to assist us in making recommendations to achieve these goals; and

•	To reimburse Steel up to $50,000 for expenses that it incurred in connection with its activities relating to the 2007 Annual Meeting of Stockholders, including the Settlement Agreement.

Pursuant to the Settlement Agreement, Steel agreed:

•

To be present at the 2007 Annual Meeting of Stockholders and to vote all of the shares of our common stock that it beneficially owns at the 2007 Annual Meeting of Stockholders in favor of the election of each of our incumbent directors; and

•

To refrain from taking certain actions during the period beginning on October 26, 2007 and ending immediately following the 2007 Annual Meeting of Stockholders, including: taking certain actions with respect to tender or exchange offers, business combination transactions and election contests; selling the shares of our common stock that it beneficially owns; and seeking to amend our certificate of incorporation or bylaws.

In December 2007, we held our 2007 Annual Meeting of Stockholders, at which our stockholders elected nine directors to our Board of Directors, including each of the Steel Nominees. Mr. Howard is the President of Steel Partners and Mr. Quicke is a Managing Director and operating partner of Steel Partners. Steel represented to us in the Settlement Agreement that Mr. Howard and Mr. Quicke may be deemed to be affiliates of Steel Partners II under the rules of the Exchange Act, but that Mr. Mutch was not an affiliate of Steel Partners II. Following our 2007 Annual Meeting of Stockholders, Mr. Quicke was appointed to our Compensation Committee, Mr. Howard was appointed to our Nominating and Governance Committee and Mr. Mutch was appointed to our Audit Committee. We have compensated each of the Steel Nominees with equity awards or equity-based awards as described under the caption “Director Compensation.”

The Settlement Agreement terminated immediately following the 2007 Annual Meeting of Stockholders, except as to specific provisions as set forth in the Settlement Agreement.

The Steel Group has requested expense reimbursement of $0.7 million related to professional fees incurred as a result of the consent solicitation referred to above. As of the date of this Proxy Statement, reimbursement of these expenses is under review by our Audit Committee. As it is probable that our Board or Audit Committee will authorize the payment, we accrued $0.7 million during our third quarter and first nine months of fiscal 2010 for the potential reimbursement.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and officers that could require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.

Other than as set forth in this section and the compensation arrangements set forth under the caption “Executive Compensation,” since April 1, 2008 there has not been, nor is there currently proposed, any transaction in which we were or will be a participant and in which the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2010 Annual Meeting of Stockholders must submit such proposal to us by November 17, 2010 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under our bylaws, a stockholder wishing to nominate a person to our Board of Directors at the 2010 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2010 Annual Meeting of Stockholders, must submit the required information to us between December 16, 2010 and January 15, 2011; provided, however, if the 2010 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the Annual Meeting, then to be timely the required information must be delivered by the stockholder no later than 75 days prior to and no earlier than 105 days prior to the 2010 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2010 Annual Meeting of Stockholders is first made by our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during fiscal 2009, except that Steel Partners II, L.P. filed one Form 4 late during fiscal 2009, which covered a total of three open market purchases of shares of our common stock by Steel Partners II.

ANNUAL REPORT

A COPY OF OUR 2009 ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2009, AS FILED WITH THE SEC, IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE 2009 ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2009 TO: SECRETARY, ADAPTEC, INC., 691 SOUTH MILPITAS BOULEVARD, MILPITAS, CALIFORNIA 95035.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors,

Mary L. Dotz

Vice President, Chief Financial Officer and

Corporate Secretary

PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS MARCH 31, 2010 THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Adaptec, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, each dated March 17, 2010, and hereby appoints John J. Quicke and Mary Dotz, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2009 Annual Meeting of Stockholders to be held at Adaptec’s corporate headquarters at 691 South Milpitas Boulevard, Milpitas, California 95035 on Wednesday, March 31, 2010 at 1:00 p.m., local time, and at any adjournment thereof, and to vote all shares of our common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

REVOCABLE PROXY ADAPTEC, INC.

For Withhold For All Except

1. The election of five directors to our Board of Directors, each to serve until our 2010 Annual Meeting of Stockholders.

01 Jon S. Castor

02 Jack L. Howard

03 John Mutch

04 John J. Quicke

05 Lawrence J. Ruisi

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

For Against Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Please be sure to date and sign this proxy card in the box below. Date

Sign above

Detach above card, sign, date and mail in postage paid envelope provided.

ADAPTEC, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTOR NOMINEES, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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